     As filed with the Securities and Exchange Commission on April 7, 2000
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------

                             NETWORK ENGINES, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                     3572                     04-3064173
    (State or other           (Primary Standard            (I.R.S. Employer
    jurisdiction of               Industrial
    incorporation or         Classification Code        Identification Number)
     organization)                 Number)
             61 Pleasant Street, Randolph, Massachusetts 02368-4137
                                 (781) 961-4400
   (Address Including Zip Code, and Telephone Number Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  -----------

                              Lawrence A. Genovesi
                             Network Engines, Inc.
 Chairman of the Board, President, Chief Executive Officer and Chief Technology
                                    Officer
             61 Pleasant Street, Randolph, Massachusetts 02368-4137
                                 (781) 961-4400
 (Name, Address Including Zip Code and Telephone Number Including Area Code, of
                               Agent for Service)

                                  -----------

                                   Copies to:
        Philip P. Rossetti, Esq.                 Michael A. Conza, Esq.
           Hale and Dorr LLP                Testa, Hurwitz & Thibeault, LLP
 60 State Street, Boston, Massachusetts  125 High Street, Boston, Massachusetts
                 02109                                   02110
       Telephone: (617) 526-6000               Telephone: (617) 248-7000
        Telecopy: (617) 526-5000                Telecopy: (617) 248-7100

                                  -----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         Title of each class of                Proposed Maximum            Amount of
      securities to be registered         Aggregate Offering Price(1) Registration Fee(2)
-----------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..          $86,250,000               $22,770
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price including the amount attributable to the underwriters' overallotment option.

                                  -----------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION--April 7, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
      , 2000

                           [LOGO OF NETWORKENGINES]

                                  Shares of Common Stock

--------------------------------------------------------------------------------

    Network Engines,       The Offering:
    Inc.:
                           . We are offering to
    . We develop, market     the public
      and provide            shares of our
      integrated,            common stock.
      scalable and
      powerful server      . The underwriters
      appliances that        have an option to
      deliver Internet       purchase up to
      application                 additional
      functionality.         shares from us to
                             cover over-
    . Network Engines,       allotments.
      Inc.
      61 Pleasant Street   . This is the
      Randolph,              initial public
      Massachusetts          offering of our
      02368-4137             common stock.
      (781) 961-4400
                           . We plan to use the
    Proposed Symbol &        proceeds from this
    Market:                  offering for
                             research and
    . We have applied        development, sales
      for quotation on       and marketing
      the Nasdaq             including
      National Market        international
      under the symbol       expansion,
      "NENG."                potential
                             acquisitions of
                             businesses,
                             technologies or
                             products and
                             general corporate
                             purposes.

                           . Closing:        ,
                             2000.

    --------------------------------------------

                                    Per
                                   Share  Total
    -------------------------------------------
     Public offering price:        $     $
     Underwriting fees:
     Proceeds to Network Engines:
    -------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                            Dain Rauscher Wessels

                                               Robertson Stephens

                                                                  DLJdirect Inc.

   [The inside front cover includes a depiction of a number of clusters of varying numbers of our WebEngine Roadster products which are connected to the Internet. The Internet is represented by a wavy gold band. In turn, the Internet is connected to a depiction of a person using an Internet browser to manage the clusters of servers to which it is connected through the Internet. Beneath the graphic is the following text: We develop, market and provide integrated, scalable and powerful server appliances that deliver Internet application functionality. Our customers may select the number and type of each server that they need, utilize them separately or combine them into clusters, locate them geographically as needed, and manage them from a single location without the support of on-site technicians. Beneath the text is our logo.]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock.

                               TABLE OF CONTENTS

                                    Page
Prospectus Summary.................   1
Risk Factors.......................   5
Forward-Looking Statements and
 Industry Data.....................  20
Use of Proceeds....................  21
Dividend Policy....................  21
Capitalization.....................  22
Dilution...........................  23
Selected Financial Data............  24
Management's Discussion and
 Analysis of Results of Operations
 and Financial Conditions..........  27

                                   Page
Business.........................   35
Management.......................   50
Related Party Transactions.......   60
Principal Stockholders...........   64
Description of Capital Stock.....   66
Shares Eligible For Future Sale..   71
Underwriting.....................   74
Legal Matters....................   76
Experts..........................   77
Where You Can Find Additional
 Information.....................   77
Index To Financial Statements....  F-1

   We have applied for a trademark registration for "Network Engines," and our trademarks, among others, include "WebEngine Roadster NT," "WebEngine Roadster LX," "WebEngine Viper NT," "WebEngine Viper LX," "AdminEngine" and "CommerceEngine." This prospectus also contains other trademarks, servicemarks and tradenames that are the property of other parties.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock we are offering and the financial statements and related notes to those statements that appear elsewhere in this prospectus.

   Unless otherwise indicated, all information in this prospectus:

  . gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock effective upon the closing of this offering;

  . assumes that the underwriters will not exercise their over-allotment option;

  .  assumes an initial offering price of $        per share, the midpoint of
     our initial public offering price range;

  .  reflects a   -for-   stock split which will be effected prior to this
     offering;

  . reflects the filing of our second amended and restated certificate of incorporation, to be made upon the closing of this offering; and

  . reflects the adoption of our second amended and restated by-laws, to be effective upon the closing of this offering.

                             Network Engines, Inc.

   We develop, market and provide integrated, scalable and powerful server appliances that deliver Internet application functionality. Server appliances are a new category of computer network infrastructure devices that deliver specific functionality through a combination of pre-packaged hardware and software. Unlike general-purpose servers, our server appliances are high-powered, compact products with extensive, integrated remote management capabilities and a choice of operating systems, applications and computing power. Our customers may select the number and type of each server that they need, utilize them separately or combine them into clusters, locate them geographically as needed, and manage them from a single location without the support of on-site technicians. Our server appliances are designed to meet the complex needs and requirements of e-commerce and Internet-based organizations, including "dot com" companies, web hosting providers, application service providers and Internet service providers.

   We offer a broad range of server appliance products, consisting of the WebEngine family, CommerceEngine and AdminEngine. Our product line enables our customers to create Internet content delivery systems with a wide range of power at a reduced total cost of ownership. Our server appliances are easy to install and configure and are designed to meet our customers' needs by combining specific application functionality within small physical packaging. In order to meet the preferences of a wide range of customers, we offer server appliances with either Windows or Linux operating systems and with a range of applications. Our server appliances can be used as individual fully-functioning devices, or can be connected in clusters of up to 256 appliances, either of the same or different types, to increase the application processing power and functionality of the appliance cluster. In addition, our server appliance products contain integrated hardware and software features that allow a single point of management for the entire cluster and "lights out" management, which is the ability to manage the appliance remotely without any on-site technicians.

   The openness and accessibility of the Internet enable large and small organizations to enter this competitive environment by creating Internet sites and establishing their own network infrastructures. New and emerging organizations hoping to grow, and well-financed organizations hoping to increase market share, typically seek to reduce "time-to-revenue," the length of time between developing their online ideas and the availability of their web sites to their potential customers. The increase in Internet traffic and demand for greater bandwidth has resulted in more utilization of remote server facilities, such as co-location facilities, to house servers for Internet-related businesses.

   Traditionally, organizations have built their Internet solutions with general-purpose servers, requiring extensive time and technical resources which increase overall cost of ownership. To extend the power and features of a general-purpose server, organizations must integrate numerous discrete hardware and software elements, such as operating systems, applications, security systems, load balancers and management tools. This approach is not well-suited for use in remote server facilities because it typically creates large, complex systems that require substantial facility space. In addition, few vendors, if any, provide remote lights out management capabilities, which increases the need for dedicated attention of on-site information technology professionals. When organizations use general-purpose servers to handle Internet traffic, they typically face a higher total cost of ownership since equipment, facility costs and operating expenses are high and time-to-revenue is increased.

   The server appliance was developed to address the shortcomings of general-purpose servers. International Data Corporation estimates that the worldwide market for server appliances will grow to $8.0 billion in 2003 from approximately $50.0 million in 1998, a compounded annual growth rate of 176%. As market acceptance of server appliances grows, we expect that users will increasingly demand products that meet specific functional requirements and reduce total cost of ownership factors, including time-to-revenue, packaging density, installation and management functionality.

   We have assembled a research and development team of highly-skilled engineers with significant experience in high-density packaging, server design, embedded management, networking and software. This team will allow us to build upon our current technology platforms, expand the features and functionality of our suite of server appliances and develop additional products that maintain our technological advantages. In addition, we have formed strategic partnerships with leading technology vendors that will enhance our total product offerings. We sell our products through a direct sales organization and through a network of channels that includes systems integrators, distributors and licensed manufacturers.

   Our objective is to become the leading global provider of scalable Internet server appliances. We intend to increase market acceptance of server appliances for Internet-based applications by providing and expanding a range of specific-purpose server appliances that can be easily scaled to increase application power and can be easily integrated into managed clusters.
                              --------------------

   Our principal executive offices are located at 61 Pleasant Street, Randolph, Massachusetts 02368-4137 and our telephone number is (781) 961-4400. Our World Wide Web site address is www.networkengines.com. The information on our web site is not incorporated by reference into this prospectus.

                                  The Offering

 Common stock offered................................      shares
 Common stock to be outstanding after this offering..      shares
 Use of proceeds..................................... For research and development, sales and
                                                      marketing including
                                                      international expansion,
                                                      potential acquisitions of
                                                      businesses, technologies
                                                      or products and general
                                                      corporate purposes. See
                                                      "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. NENG

   The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of March 31, 2000 and excludes:

  .         shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, with a weighted average exercise price
     of $     per share, of which options to purchase      shares were then
     exercisable;

  .         shares of common stock reserved for issuance upon exercise of warrants outstanding as of March 31, 2000 with a weighted average
     exercise price of $     per share; and

  .         shares of common stock reserved for future grant under our stock plans.

   See "Capitalization," "Management--Benefit Plans" and "Description of Capital Stock."

                             Summary Financial Data
                     (in thousands, except per share data)

   The following summary financial data should be read in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data. The statement of operations data for the years ended September 30, 1998 and 1999 is derived from audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999 and
December 31, 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited financial statements.

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of our series A, series B, series C and series D preferred stock into shares of common stock, as if the shares had converted immediately upon issuance.

                                                                Three Months Ended
                            Year Ended      -----------------------------------------------------------
                           September 30,
                          ----------------  December 31, March 31, June 30,  September 30, December 31,
                           1998     1999        1998       1999      1999        1999          1999
Statement of Operations
 Data:
Net revenues............  $ 1,102  $ 6,031    $   223     $   893  $   908      $ 4,007      $ 4,415
Gross profit (loss).....     (489)   1,298       (162)         10      (96)       1,546        1,802
Loss from operations....   (3,625)  (5,247)    (1,240)     (1,325)  (1,757)        (925)      (1,616)
Net loss................   (4,199)  (5,830)    (2,170)     (1,000)  (1,753)        (907)      (1,586)
Net loss attributable to
 common stockholders....   (4,199)  (6,053)    (2,170)     (1,009)  (1,763)      (1,111)      (2,396)
Pro forma net loss per
 common share--basic and
 diluted................           $ (1.58)                                                  $ (0.31)
                                   =======                                                   =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 common share...........             3,697                                                     5,144

   The pro forma as adjusted balance sheet data as of December 31, 1999 gives effect to the conversion of all outstanding shares of preferred stock into shares of common stock and has been adjusted to give effect to the sale of shares of common stock offered hereby at the assumed initial public offering
price of $     per share, less underwriting discounts and commissions and estimated offering expenses.

                                                   As of December 31, 1999
                                                   ---------------------------
                                                                    Pro Forma
                                                     Actual        As Adjusted
Balance Sheet Data:
Cash, cash equivalents and restricted cash........ $      25,255     $
Working capital...................................        25,327
Total assets......................................        30,934
Long-term debt, less current portion..............           129
Redeemable convertible preferred stock............        38,527
Total stockholders' equity (deficit)..............       (12,099)

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the following risks and the other information in this prospectus before deciding to invest in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

                     Risks Related to Our Financial Results

We began selling our current products in June 1999, February 2000 and the third quarter of fiscal 2000 and, as a result, you may have difficulty evaluating our business and operating results.

   We did not begin shipping our current products until quite recently. We began shipping our WebEngine Blazer and AdminEngine in June 1999 and February 2000, respectively. We began shipping our WebEngine Roadster, WebEngine Viper and CommerceEngine products in the third quarter of fiscal 2000. An investor in our common stock must consider the risks and difficulties we may encounter as an early-stage company in the new and rapidly evolving market for server appliances. Because of our limited operating history in the server appliance market, it is difficult to discern trends that may emerge and affect our business. Our limited historical financial performance may make it difficult for you to evaluate the success of our business to date and to assess its future viability. We cannot be certain that our business strategy will be successful.

We have a history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

   Since our inception, we have incurred significant net losses, including net losses of $4.2 million in 1998 and $5.8 million in 1999. In addition, we had an accumulated deficit of $13.0 million as of December 31, 1999. We believe that our future growth depends upon the success of our new product development and sales and marketing efforts, which will require us to incur significant product development, sales and marketing and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, that we will be able to sustain it. If we do not achieve and maintain profitability, the market price for our common stock may decline, perhaps substantially.

   We anticipate that our expenses will increase substantially in the next 12 months as we:

  .  increase our direct sales and marketing activities;

  . develop our technology, expand our existing product lines and create and market additional server appliance products;

  .  make additional investments to develop our brand;

  . develop additional strategic alliances with third-party technology vendors;

  .  expand our distribution and reseller channels; and

  . implement additional internal systems, develop additional infrastructure and hire additional management to keep pace with our growth.

   Any failure to significantly increase our revenues and control costs as we implement our product and distribution strategies would also harm our ability to achieve and maintain profitability and could negatively impact the market price of our common stock.

We may not be able to sustain our current revenue growth rates, which could cause our stock price to decline.

   Although our revenues grew in 1998, grew rapidly in 1999 and have grown rapidly in 2000, we do not believe that we will maintain this rate of revenue growth. This is because we started from a small base of revenue, and it is difficult to achieve high percentage increases over a larger revenue base. In addition, growing competition, the incremental manner in which customers implement server appliances and our inexperience in selling our products could also affect our revenue growth. Any significant decrease in our rate of revenue growth after this offering could result in a decrease in our stock price.


We derive a substantial portion of our revenues from a small number of customers, and our revenues may decline significantly if any major customer cancels or delays a purchase of our products.

   A relatively small number of customers accounted for a significant portion of our net revenues. In the fiscal year ended September 30, 1999, sales to InterVu, International Business Machines, or IBM, and Microsoft (WebTV) accounted for 46%, 28% and 14% of net revenues, respectively. In the quarter ended December 31, 1999, sales to IBM and Microsoft (WebTV), accounted for 53% and 18% of net revenues, respectively. If any of our large customers stop or delay purchases, our revenues and profitability may be adversely affected. Revenues from a relatively small number of our licensed manufacturer, OEM and direct sales customers may account for a significant portion of our net revenues. Accordingly, unless and until we diversify and expand our customer base, our future success will depend upon the timing and size of future purchase orders, if any, from our largest customers and, in particular:

  . the success of our licensed manufacturer and OEM customers in marketing our products;

  .  the product requirements of our direct sales customers; and

  . the financial and operational success of our licensed manufacturer, OEM and direct sales customers.

   Some of our customers are significantly larger than we are and have sufficient bargaining power to demand lower prices and better terms. The loss of any one of our major customers or the delay of significant orders from these customers could reduce or delay our recognition of revenues, harm our reputation in the industry and reduce our ability to predict cash flow accurately. Further, if any of our licensed manufacturer or OEM customers use our licensed technologies to develop new competing products, our ability to sell our products directly and our revenue could be adversely affected.

Our quarterly revenues and operating results may fluctuate; any resulting failure to meet market expectations may cause the price of our common stock to decline.

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter because our current products are relatively new and the future growth of the market for our products is uncertain. In fact, all five of our server appliance products were released in the last year, with three released in the current fiscal quarter. If our quarterly revenues or operating results fall below the expectations of investors or public market research analysts, the price of our common stock could decline substantially. Factors that are likely to cause quarterly fluctuations in our operating results include:

  .  shifts in the timing of product releases;

  . delays or cancellations of orders by a few customers from our currently limited customer base;

  .  the timing of large orders;

  .  temporary shortages in supply from vendors;

  .  fluctuations in production or demand;

  .  changes in our pricing policies or those of our competitors;

  . our ability to expand our operations and the amount and timing of expansion-related and infrastructure expenditures;

  . political instability, or natural disasters, in the countries in which we operate or in which we seek to expand;

  .  technical difficulties and information system outages; and

  .  global economic conditions.

   A large proportion of our expenses, including those related to research and development, sales and marketing, general and administrative functions and amortization of deferred compensation, are essentially fixed in the short term. As a result, if our net sales are less than forecasted, our quarterly operating results are likely to be adversely affected.

If an anticipated decrease in sales of our WebEngine Blazer products is not offset by increased sales of our newer products, our revenues will decrease.

   We have derived substantially all of our revenues since June 1999 from sales of our WebEngine Blazer product. During 1999, sales of our WebEngine Blazer product accounted for approximately 74% of our total revenues. We expect that this product will continue to account for a significant but decreasing proportion of our total revenues for the next six months as we increase the volume of sales of our recently introduced products. Any factors adversely affecting the pricing of or demand for our WebEngine Blazer product, including competition or technological change, could cause revenues for this product to decline sooner than expected and cause our business to suffer. Also any factors that adversely affect the acceptance of our newer products could prevent us from offsetting the predicted decrease in revenues from WebEngine Blazer sales. Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

  .  the growth and changing requirements of the server appliance market;

  . the performance, quality, price and total cost of ownership of our products;

  . the availability, price, quality and performance of competing products and technologies; and

  . the successful development of our relationships with licensed manufacturers, OEMs and existing and potential channel partners.

We may not succeed in developing and marketing new types of server appliance products, and our operating results may decline as a result.

   We have recently released CommerceEngine and AdminEngine and are developing additional types of server appliance products. Developing new products that meet the needs of the server appliance market requires significant additional expense and development resources. If we fail to successfully develop and market new products, our operating results will suffer.

If we cannot increase our sales volumes, reduce our costs or introduce higher margin products to offset potential reductions in the average unit price of our products, our operating results may suffer.

   If the commodification of products in the server appliance market increases, the average unit price of our products may decrease in the future. The average unit price of our products may also decrease in response to changes in product mix, competitive pricing pressures, new product introductions by us or our competitors or other factors. If we are unable to offset a decrease in our average selling prices by increasing our sales volumes, our revenues will decline. Changes in the mix of sales of our products, including the mix of higher margin sales of products sold in smaller quantities and somewhat lower margin sales of products sold in larger quantities, could adversely affect our operating results for future quarters. To maintain our gross margins, we also must continue to reduce the manufacturing cost of our products. Our current reliance on our single manufacturer, SCI Systems, may not allow us to do so. Further, as average unit prices of our current products decline, we must develop and introduce new products and product enhancements that will enable us to sell our products at higher margins.

    Risks Related to Growth of the Internet and the Server Appliance Market

If server appliances are not increasingly adopted as a means to deliver information and conduct commerce over the Internet, the market price for our common stock could decline as a result of lower revenues or reduced investor expectations.

   We expect that substantially all of our revenues will continue to come from sales of our current and future server appliance products. As a result, we depend on the growing use of server appliances as a means to deliver information and conduct commerce over the Internet. The market for server appliance products, particularly those using the Internet to deliver information and process commercial transactions, has only recently begun to develop and is evolving rapidly. Because this market is new, we cannot predict its potential size or future growth rate. Our revenues may not continue to grow and the market price for our common stock could decline if the server appliance market does not grow rapidly.

   We believe that our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our server appliances could, for example, be limited if general-purpose servers become better at performing the functions currently being performed by our specific-purpose server appliances or are offered at a lower cost. This could force us to lower the prices of our products or result in fewer sales of our products.

If the market for server appliance products does not grow because organizations of a certain size in our target market are not receptive to them, our revenues may not grow.

   Large web hosting and application service providers that offer hosting services may not be as receptive to our products as other organizations, because their buying programs are more likely to be based on established, proprietary operating systems and general-purpose servers. In addition, we expect that Internet service providers that specialize in providing Internet access and non-hosting services to consumers will not be substantial purchasers of our products. Consolidation has recently begun to occur in the web hosting and application service provider market, with many large web hosting and application service providers acquiring smaller and regional companies. Continued consolidation in this market could result in some of our customers being absorbed into larger organizations. This consolidation may increase the number of larger corporations which may not be as receptive to our products, and as a result, our revenues would not grow and may even decrease.

Potential increases or changes in governmental regulation of Internet communication and commerce could discourage the growth of the Internet for such purposes, which could seriously harm our business.

   Due to concerns arising from the increasing use of the Internet, a number of laws and regulations have been, and may be, adopted covering issues such as user privacy, taxation, pricing, acceptable content and quality of products and services. This legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. Further, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might attempt to regulate Internet transmissions or levy sales or other taxes relating to Internet-based activities. Moreover, the applicability to the Internet of existing laws, such as those governing property ownership, libel and personal privacy, is uncertain. We cannot assess the possible negative impact of any future regulation of the Internet on our business.

                   Risks Related to Our Product Manufacturing

Because we depend on sole source and limited source suppliers for key components, we are susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and result in lost sales.

   We depend upon single source and limited source suppliers for our industry-standard processors and power supplies and our custom-printed circuit boards, chassis and sheet metal parts. We also depend on limited sources to supply several other industry-standard components. We have in the past experienced, and may in the future experience, shortages of, or difficulties in acquiring, these components. In particular, there have also been recent industry-wide shortages and delays in the production of commodities such as high-performance processor boards, memory chips and disk drives. These shortages have been of limited duration and have not yet caused delays in production of our products. However, shortages in supply of these key components for an extended time would cause delays in the production of our products, prevent us from satisfying our contractual obligations and meeting customer expectations, and result in lost sales. If we are unable to buy components we need or if we are unable to buy such components at acceptable prices, we will not be able to manufacture and deliver our products on a timely or cost-effective basis to our customers. Any such inability could result in our quarterly revenue or operating results falling below the expectations of our stockholders or public market research analysts, which could cause the price of our common stock to decline substantially.

We may be unable to manufacture the targeted volume of our products, or any products at all, if our outside manufacturer is unable to meet our manufacturing needs.

   We rely on a single contract manufacturer to produce our products. In the future, we may need to find new outside manufacturers to manufacture our products in higher volume and at lower costs to meet increased demand and competition. We may not find an outside manufacturer that meets our needs. Alternatively, we may need to expand production to another plant owned by our current manufacturer, SCI Systems. We do not have a written agreement with SCI Systems that guarantees production levels. We may not be able to enter into a written agreement with SCI Systems that provides for appropriate production levels or costs in the future. SCI Systems may not have additional facilities available when we need them. Additionally, qualifying a new outside manufacturer and commencing volume production or expanding production to another facility owned by SCI Systems will be expensive and time consuming. For example, in addition to the manufacturing of our products in Hookset, New Hampshire, we recently began having products manufactured at another SCI Systems facility in Augusta, Maine. Commencing production at this facility required six weeks of preparation. We have limited internal manufacturing capacity. If we are required or choose to change outside manufacturers, we may lose sales and customer relationships may suffer.

   In addition, the commencement of the manufacturing of our products at the second SCI Systems manufacturing site or any additional sites we may need in the future may cause transitional problems, including delays and quality control issues, that could cause us to lose sales and impair our ability to achieve profitability.

   We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors including specific supplier requirements, contract terms and current market demand for those components. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our business and operating results.

                Risks Related to Our Marketing and Sales Efforts

We need to expand our direct sales channel and build our indirect sales channel, and if we fail to do so our growth could be limited.

   In order to increase market awareness and sales of our products, we will need to substantially expand our direct sales programs and build our indirect sales operations, both domestically and internationally. If we fail in this endeavor, our growth will be limited. To date, we have relied primarily on our direct sales force to generate demand for our products. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales people is intense, and we might not be able to hire the quality and number of sales people we require.

We may incur significant costs to promote our brand that may not result in the desired brand recognition by customers or increased sales.

   In a fast growing market such as the market for server appliances, we believe that establishing a strong brand is necessary to compete successfully in the long-term. In order to attract and retain customers, we believe that our brand must be recognized and viewed favorably by end users. Although we intend to advertise and promote our brand, we cannot be certain that these strategies will be successful. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain our brand, our sales could decline. Our business may also suffer if we incur excessive expenses in an attempt to promote and maintain our brand without the expected or desired increase in revenues.

Our expansion to international markets may result in higher personnel costs and could reduce our operating margins due to the higher costs of international sales.

   We must find channel partners to sell our products to international markets or develop a direct international sales presence to significantly increase our international sales. We may incur higher personnel costs by hiring direct sales staff that may not result in an increase in our revenues. We may not realize corresponding increases in operating margins from increases in international sales due to the higher costs of these sales. Our sales outside of the United States have represented an insignificant portion of our total revenues. To date, we have relied primarily on direct sales staff and have only recently begun to seek international channel partners outside of the United States. Even if we successfully expand our direct and indirect international selling efforts, we cannot be certain that we will be able to create or increase international market demand for our products.

If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers and attract new customers.

   We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of our existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of server appliance products. If we are unable to expand our customer service and support organization, we may not be able to retain our existing customers and attract new customers.

                Risks Related to Competition Within Our Industry

We may not be able to effectively compete against providers of general-purpose servers or specific-purpose servers as a result of their greater financial resources and brand awareness.

   In the market for server appliances, we face significant competition from larger companies who market general-purpose or specific-purpose servers and have greater financial resources and name recognition than we do. We believe that Compaq, Dell, Hewlett-Packard, IBM, Sun Microsystems, Cobalt, CacheFlow, Network Appliance, TruSolutions, Penguin Computing and Qsol.com or other server manufacturers, each of which is currently competing with us by selling general-purpose or specific-purpose servers, could also introduce comparable server appliance products that include the functionality that we currently provide in our products at lower prices. Many of these companies have larger and more established service organizations to support these products. These and other large competitors may be able to leverage their existing resources, including their service organizations, and provide a wider offering of products and higher levels of support on a more cost-effective basis than we can. In addition, such companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. If these large competitors provide lower cost server appliances with greater functionality or support than our products, or if some of their products are comparable to ours and are offered as part of a range of products that is broader than ours, our products could become undesirable. Even if the functionality of competing products is equivalent to ours, we face a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less-established vendor.

   We may face competition in the future from established companies that have only recently entered the server appliance market, such as Intel, Novell or Oracle, or from emerging companies, as well as from new market entrants. Barriers to entry in the server appliance market are relatively low. Increased competition may negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

Our revenues could be reduced if general-purpose server manufacturers make acquisitions in order to join their extensive distribution capabilities with our smaller competitors' products.

   Compaq, Dell, Hewlett-Packard, IBM, Sun Microsystems and other server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with our other current competitors, including smaller private companies. Because general-purpose server manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the server appliance market by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. For example, Whistle, a server appliance company, was recently acquired by IBM. We expect that the server appliance industry will experience consolidation. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share through consolidation.

We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

   Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. Developers of these products may change their products so that they will no longer be compatible with our products. These other vendors may also decide to bundle their products with other server appliances for promotional purposes and discount the sales price of the bundle. If that were to happen, our business and future operating results could suffer if we were no longer able to offer commercially viable products.

Server appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our products could be rendered obsolete by new technologies.

   The server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

   New products and product enhancements can require long development and testing periods, which requires us to hire and retain increasingly scarce, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We have on occasion experienced delays in the scheduled introduction of new and enhanced products and cannot be certain that we will avoid similar delays in the future.

   Our future success depends upon our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

       Risks Related to Our Products' Dependence on Intellectual Property
                            and Our Use of Our Brand

We rely upon contractual provisions and domestic trademark laws to protect our proprietary rights, which may not be sufficient to protect our intellectual property.

   Our products are differentiated from those of our competitors by our internally developed software and hardware and the manner in which they are integrated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products.

   We protect our intellectual property through a combination of copyright, trade secret and trademark laws. We have no patents and are not currently in the process of applying for any patents. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to our intellectual property and the distribution of our server appliances, integrated software, documentation and other proprietary information. We believe that such measures afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own. Despite the precautions we have taken:

  . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

  . current federal laws that prohibit software copying provide only limited protection from software piracy, and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

  . other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

   In addition, the laws of the countries in which we decide to market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third-parties to benefit from our technology without paying us for it, which would significantly harm our business. Our means of protecting our proprietary rights may be inadequate.

We have invested substantial resources in developing our products and our brand, and our operating results would suffer if we were subject to a protracted infringement claim or one with a significant damages award.

   Substantial litigation regarding intellectual property rights and brand names exists in our industry. We expect that server appliance products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

  .  be time-consuming to defend;

  .  result in costly litigation;

  .  divert our management's attention and resources;

  .  cause product shipment delays; or

  .  require us to enter into royalty or licensing agreements.

   Royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

                      Other Risks Related to Our Business

Failure to manage our growth successfully could lead to inefficiencies in conducting our business, increased expenses or slower growth.

   Over the past several years, our operations have expanded greatly. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, as well as sales and marketing and administrative resources. As of March 31, 2000, we had a total of 125 employees, an increase from a total of 33 employees as of December 31, 1998. Additional growth will further strain these resources. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower rate. To manage any future growth effectively, we must continue to improve our financial and accounting systems, inventory and production controls, reporting and procedures, integrate new personnel and manage expanded operations. If we fail to do so, the quality of our products and our ability to respond to our customers' needs and retain key personnel would cause our business to suffer. Also, we may fail to add capacity in a cost-effective manner or allow our operating costs to escalate faster than planned.

If we fail to recruit and retain a significant number of qualified technical personnel and sales and marketing personnel, we may not be able to develop and introduce our products on a timely basis.

   We require the services of a substantial number of qualified technical personnel. The market for this personnel is characterized by intense competition, as well as a high level of employee mobility, which makes it particularly difficult to attract and retain the qualified technical personnel we require. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly-skilled employees with appropriate technical qualifications. If we are unable to recruit and retain a sufficient number of technical personnel, we may not be able to complete development of, or upgrade or enhance our products in a timely manner.

   The expansion of our sales and marketing department will also require the hiring and retention of personnel for whom there is also a high demand. If we are unable to recruit and retain a sufficient number of sales and marketing personnel, we may not be able to increase market awareness of our products and generate sales of our products as quickly as we would like.

Our success depends on our ability to manage and expand our international operations profitably.

   We currently conduct limited business activity outside of North America. However, we expect international revenue to account for a more significant percentage of our total revenue in the future. We believe that we must continue to expand our international sales and fulfillment activities in order to be successful. There are certain risks inherent in conducting international operations, including:

  . added fulfillment complexities in operations, including multiple languages, multiple currencies, multiple bills of materials and multiple stock-keeping units;

  .  exposure to currency fluctuations;

  .  longer payment cycles;

  .  greater difficulties in accounts receivable collections;

  . the complexity of ensuring compliance with multiple U.S. and foreign regulatory requirements, particularly differing laws on intellectual property rights and export control; and

  . labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences.

   As we attempt to expand our international sales, any of these factors may have an adverse effect on our international operations and, consequently, on our business and results of operations.

If we are unable to find suitable acquisition candidates, our growth could be impeded.

   A component of our business strategy is the acquisition of, or investment in, complementary businesses, technologies or products. Our ability to identify and invest in suitable acquisition and investment candidates on acceptable terms is crucial to this strategy. We may not be able to identify, acquire or make investments in promising acquisition candidates on acceptable terms. Moreover, in pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment. An inability to find suitable acquisition or investment candidates at reasonable prices could slow our growth rate.

Our acquisition strategy could have an adverse effect on customer satisfaction and our operating results.

   Acquisitions involve a number of risks, including:

  . adverse effects on our reported operating results due to accounting charges associated with the acquisitions;

  .  difficulties in management and integration of the acquired business;

  . increased expenses, including compensation expense resulting from newly-hired employees;

  .  diversion of management resources and attention; and

  . potential disputes with sellers of acquired businesses, technologies, services or products.

We rely on the services of our founder and other key personnel, and those persons' knowledge of our business and technical expertise would be difficult to replace.

   Our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel, and especially Lawrence A. Genovesi, our President, Chief Executive Officer and Chief Technology Officer. We do not have employment agreements with any of our officers. The loss of any of our key employees could adversely affect our business and slow our product development processes or sales and marketing efforts. Although we maintain a key person life insurance policy on Mr. Genovesi, the amount of this insurance may be inadequate to compensate us for his loss.

Errors in our products or the failure of our products to conform to our specifications could result in our customers demanding refunds from us or asserting claims for damages against us.

   Because our server appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. In the past we have discovered errors in some of our products and have experienced delays in the shipment of our products during the period required to correct these errors or we have had to replace defective products that were already shipped. These delays and replacements have principally related to new product releases. To date, none of these delays has materially affected our business. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs in our software and other product problems, errors in our products may be found in the future. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

  .  the loss of or delay in market acceptance and sales of our products;

  .  diversion of development resources;

  .  injury to our reputation; or

  .  increased maintenance and warranty costs.

   These problems could harm our business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or the versions of our products that support Windows or Linux operating systems. We warrant that our products will operate in accordance with our specifications. If our products fail to conform to these specifications, customers could demand a refund for the purchase price or assert claims for damages.

   Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

International laws and regulations may expose us to litigation and other potential costs.

   Our plans to expand international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our services, could negatively impact our results of operations.

We may need additional capital that may not be available to us and, if raised, may dilute your ownership interest in us.

   We may need to raise additional funds to develop or enhance our services and solutions, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

                         Risks Related to this Offering

Our executive officers and existing stockholders will continue to control us after this offering and could delay or prevent a change in control.

   After this offering, our executive officers and existing stockholders and
their affiliates will together control approximately    % of our outstanding
common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring approval of a majority of our stockholders, including the election and removal of directors and any merger, sale of assets and other significant corporate transactions. This control could:

  .  delay or prevent a change in control of Network Engines;

  . deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Network Engines or its assets; and

  .  affect the market price of our common stock.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

   After this offering, the board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

   In addition, our second amended and restated certificate of incorporation, second amended and restated by-laws and equity compensation plans include provisions that may deter an unsolicited offer to purchase Network Engines. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Network

Engines. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors may further delay or prevent a change of control of our business. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

The price of our common stock after this offering may be lower than the price you pay.

   If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. See "Underwriting."

Our stock price may be highly volatile which could result in substantial losses for investors.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Future sales by existing stockholders could depress the market price of our common stock.

   Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. See "Shares Eligible for Future Sale."

Management will have broad discretion as to the use of proceeds of this offering and may not use these funds effectively.

   Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

We are at risk of securities class action litigation that could result in substantial costs and divert management's attention and resources.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

                  FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

   This prospectus contains industry data related to our business and the server appliance industry. This industry data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. The failure of the server appliance market to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

                                USE OF PROCEEDS

   We expect the net proceeds from our sale of     shares of common stock will
be approximately $   , at an assumed initial public offering price of $    per
share less underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we
estimate that our net proceeds will be approximately $   .

   The principal purposes of this offering are to establish a public market for our common stock, increase visibility in the marketplace, facilitate our future access to public capital markets, provide liquidity to existing stockholders and obtain additional working capital.

   We expect to use the proceeds from this offering for research and development, sales and marketing including international expansion, potential acquisitions of businesses, technologies or products and general corporate purposes. No specific acquisitions are currently planned and no portion of the net proceeds has been allocated for any acquisition. Pending such uses of the net proceeds, we intend to invest these proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, for use in the operation and expansion of our business.

   Under the terms of our existing credit agreement, we are prohibited from paying any cash dividends without the prior written consent of our lender.

                                CAPITALIZATION

   The following table sets forth our cash position and total capitalization as of December 31, 1999.

   The pro forma as adjusted column of the table gives effect to the:

  . conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering; and

  .  sale in this offering of         shares of common stock at an assumed
     initial public offering price of $     per share, less underwriting
     discounts and commissions and estimated offering expenses payable by us.

   This table should be read in conjunction with our financial statements and notes thereto, which can be found at the end of this prospectus.

                                                   As of December 31, 1999
                                                   ----------------------------
                                                                    Pro Forma
                                                    Actual         As Adjusted
                                                       (in thousands)
Cash, cash equivalents and restricted cash........ $      25,255     $
                                                   =============     ==========
Current portion of long-term debt................. $         227     $
                                                   =============     ==========
Long-term debt, less current portion.............. $         129     $
Redeemable convertible preferred stock:
  Series D Convertible Preferred Stock, $.01 par
   value; 3,581,554 shares and no shares
   authorized, issued and outstanding, actual and
   pro forma as adjusted, respectively............        25,567
  Series C Convertible Preferred Stock, $.01 par
   value; 1,123,549 shares and no shares
   authorized, issued and outstanding, actual and
   pro forma as adjusted, respectively............         9,166
  Series B Convertible Preferred Stock, $.01 par
   value; 357,142 shares and no shares authorized,
   issued and outstanding, actual and pro forma as
   adjusted, respectively.........................         2,750
  Series A Convertible Preferred Stock, $.01 par
   value; 185,250 shares and no shares authorized,
   issued and outstanding, actual and pro forma as
   adjusted, respectively.........................         1,044
                                                   -------------     ----------
    Total redeemable convertible preferred stock..        38,527
Stockholders' equity (deficit):
  Common stock, $.01 par value; 16,000,000 shares
   authorized and 1,661,256 shares issued and
   outstanding, actual; 100,000,000 shares
   authorized and         shares issued and
   outstanding pro forma as adjusted..............            17
  Additional paid-in capital......................         5,425
  Accumulated deficit.............................       (13,020)
  Note receivable from stockholder................           (90)
  Deferred stock compensation.....................        (4,431)
                                                   -------------     ----------
    Total stockholders' equity (deficit)..........       (12,099)
                                                   -------------     ----------
      Total capitalization........................ $      26,557     $
                                                   =============     ==========

   This information excludes     shares of common stock issuable upon exercise
of options outstanding as of      , 2000 at a weighted average exercise price
of $   per share,     shares of common stock issuable upon exercise of
warrants outstanding as of      , 2000 at a weighted average exercise price of
$   per share,     shares of common stock reserved for issuance under our 1999
stock incentive plan,     shares of common stock reserved for issuance under
our 2000 employee stock purchase plan and     shares of common stock reserved
for issuance under our 2000 director stock option plan.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999, was $26.4
million, or approximately $       per share. Pro forma net tangible book value
per share represents the pro forma stockholders' equity divided by the pro forma number of shares of common stock outstanding, giving effect to the conversion of all outstanding shares of preferred stock. After giving effect to
the sale of the          shares of common stock being offered at an assumed
initial public offering price of $      per share less underwriting discounts
and commissions and estimated offering expenses payable by us, our pro forma
net tangible book value at December 31, 1999, would have been $      million,
or approximately $      per share. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and
an immediate dilution in net tangible book value in $     per share to new
investors in common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share......................      $
  Pro forma net tangible book value per shares as of December 31,
   1999.............................................................. $
  Increase attributable to new investors.............................
Pro forma net tangible book value per share after offering...........
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

   The following table sets forth, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the assumed initial public offering price
of $     per share.

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- -------------- Price Per
                                         Number Percent Amount Percent   Share
Existing stockholders...................             %   $          %    $
New public investors....................
                                          ---     ---    ----    ---
  Total.................................             %   $          %
                                          ===     ===    ====    ===

   The foregoing discussion excludes any shares to be issued in connection with the over-allotment option and excludes any shares of common stock issuable upon
the exercise of options or warrants. As of      , 2000, there were     shares
of common stock issuable upon exercise of options outstanding at a weighted
average exercise price of $   per share,     shares of common stock issuable
upon exercise of warrants outstanding at a weighted average exercise price of
$   per share,     shares of common stock reserved for issuance under our 1999
stock incentive plan,     shares of common stock reserved for issuance under
our 2000 employee stock purchase plan and     shares of common stock reserved
for issuance under our 2000 director stock option plan. To the extent that any shares are issued upon exercise of options or warrants that were outstanding at December 31, 1999 or granted after that date, or reserved for future issuance under our stock plans, there may be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the fiscal years ended September 30, 1997, 1998 and 1999 and the balance sheet data as of September 30, 1998 and 1999 are derived from our financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The statement of operations data for the years ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1995, 1996 and 1997 are derived from our audited financial statements not included elsewhere in this prospectus. The statement of operations data for the three months ended December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999 and
December 31, 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period.

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited pro forma basic and diluted net loss per share.

                            Selected Financial Data
                     (in thousands, except per share data)

                                                                      Three Months
                                                                          Ended
                                Year Ended September 30,              December 31,
                          -----------------------------------------  ----------------
                           1995    1996    1997     1998     1999     1998     1999
Statement of Operations
 Data:
Net revenues............  $  661  $1,515  $   609  $ 1,102  $ 6,031  $   223  $ 4,415
Cost of revenues........     335     718      465    1,591    4,733      385    2,613
                          ------  ------  -------  -------  -------  -------  -------
 Gross profit (loss)....     326     797      144     (489)   1,298     (162)   1,802
Operating expenses:
 Research and
  development...........      92     169      395      923    2,564      317    1,174
 Sales and marketing....      98     233      477    1,593    2,920      558    1,615
 General and
  administrative........     257     268      396      620      934      203      432
 Stock compensation.....      --      --       --       --      127       --      197
                          ------  ------  -------  -------  -------  -------  -------
   Total operating
    expenses............     447     670    1,268    3,136    6,545    1,078    3,418
Income (loss) from
 operations.............    (121)    127   (1,124)  (3,625)  (5,247)  (1,240)  (1,616)
Interest income
 (expense), net.........     (27)    (69)     (33)    (574)    (897)    (930)      30
                          ------  ------  -------  -------  -------  -------  -------
Income (loss) before
 extraordinary item.....    (148)     58   (1,157)  (4,199)  (6,144)  (2,170)  (1,586)
Extraordinary gain on
 extinguishment of
 debt...................      --      --       --       --      314       --       --
                          ------  ------  -------  -------  -------  -------  -------
Net income (loss).......    (148)     58   (1,157)  (4,199)  (5,830)  (2,170)  (1,586)
Accretion of redeemable
 convertible preferred
 stock..................      --      --       --       --     (223)      --     (810)
                          ------  ------  -------  -------  -------  -------  -------
Net income (loss)
 attributable to common
 stockholders...........  $ (148) $   58  $(1,157) $(4,199) $(6,053) $(2,170) $(2,396)
                          ======  ======  =======  =======  =======  =======  =======
Income (loss) per common
 share before
 extraordinary item--
 basic and diluted......  $(0.14) $ 0.05  $ (0.91) $ (3.28) $ (4.81) $ (1.66) $ (1.75)
Extraordinary item per
 common share--basic and
 diluted................      --      --       --       --     0.24       --       --
                          ------  ------  -------  -------  -------  -------  -------
Net income (loss) per
 common share--basic and
 diluted................  $(0.14) $ 0.05  $ (0.91) $ (3.28) $ (4.57) $ (1.66) $ (1.75)
                          ======  ======  =======  =======  =======  =======  =======
Shares used in computing
 basic and diluted net
 income (loss) per
 common share...........   1,070   1,210    1,271    1,280    1,325    1,310    1,366
Pro forma net loss per
 common share--basic and
 diluted (unaudited)....                                    $ (1.58)          $ (0.31)
                                                            =======           =======
Shares used in computing
 basic and diluted pro
 forma net loss per
 common share
 (unaudited)............                                      3,697             5,144

                                    As of September 30,               As of
                              -----------------------------------  December 31,
                              1995  1996  1997    1998     1999        1999
Balance Sheet Data:
Cash, cash equivalents and
 restricted cash............  $ 11  $ 32 $   16  $   113  $ 1,535    $ 25,255
Working capital (deficit)...    (8)  204    (97)  (3,937)   1,897      25,327
Total assets................   313   804    699    1,730    5,864      30,934
Long-term debt, less current
 portion....................    61    82     58       69      158         129
Redeemable convertible
 preferred stock............    --    --  1,000    1,000   12,467      38,527
Total stockholders' equity
 (deficit)..................   (45)  227   (953)  (4,554)  (9,897)    (12,099)

                                               Quarter Ended
                         -------------------------------------------------------------
                         December 31, March 31,  June 30,   September 30, December 31,
                             1998       1999       1999         1999          1999
                                               (in thousands)
Net revenues............   $   223     $   893   $   908       $4,007       $ 4,415
Cost of revenues........       385         883     1,004        2,461         2,613
                           -------     -------   -------       ------       -------
 Gross profit (loss)....      (162)         10       (96)       1,546         1,802
Operating expenses:
 Research and
  development...........       317         550       640        1,057         1,174
 Sales and marketing....       558         589       778          995         1,615
 General and
  administrative........       203         186       206          339           432
 Stock compensation.....        --          10        37           80           197
                           -------     -------   -------       ------       -------
   Total operating
    expenses............     1,078       1,335     1,661        2,471         3,418
Loss from operations....    (1,240)     (1,325)   (1,757)        (925)       (1,616)
Interest income
 (expense), net.........      (930)         11         4           18            30
                           -------     -------   -------       ------       -------
Loss before
 extraordinary item.....    (2,170)     (1,314)   (1,753)        (907)       (1,586)
Extraordinary gain on
 extinguishment of
 debt...................        --         314        --           --            --
                           -------     -------   -------       ------       -------
Net loss................   $(2,170)    $(1,000)  $(1,753)      $ (907)      $(1,586)
                           =======     =======   =======       ======       =======
As a Percentage of Net
 Revenues:
Net revenues............     100.0%      100.0%    100.0%       100.0%        100.0%
Cost of revenues........     172.6        98.9     110.6         61.4          59.2
                           -------     -------   -------       ------       -------
 Gross profit (loss)....     (72.6)        1.1     (10.6)        38.6          40.8
Operating expenses:
 Research and
  development...........     142.2        61.6      70.5         26.4          26.6
 Sales and marketing....     250.2        66.0      85.7         24.8          36.6
 General and
  administrative........      91.0        20.8      22.7          8.5           9.8
 Stock compensation.....        --         1.1       4.0          2.0           4.4
                           -------     -------   -------       ------       -------
   Total operating
    expenses............     483.4       149.5     182.9         61.7          77.4
                           -------     -------   -------       ------       -------
Loss from operations....    (556.0)     (148.4)   (193.5)       (23.1)        (36.6)
Interest income
 (expense), net.........    (417.1)        1.2       0.4          0.5           0.7
                           -------     -------   -------       ------       -------
Loss before
 extraordinary item.....    (973.1)     (147.2)   (193.1)       (22.6)        (35.9)
Extraordinary gain on
 extinguishment of
 debt...................        --        35.2        --           --            --
                           -------     -------   -------       ------       -------
Net loss................    (973.1)%    (112.0)%  (193.1)%      (22.6)%       (35.9)%
                           =======     =======   =======       ======       =======

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITIONS

   You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We develop, market and provide integrated, scalable and powerful server appliances that deliver Internet application functionality. Server appliances are a new category of computer network infrastructure devices that deliver specific network functionality through a combination of pre-packaged hardware and software. Unlike general-purpose computer servers, our server appliances are high-powered compact products with extensive, integrated remote management capabilities and flexible choices in operating systems, applications and computing power. Our customers may select the number and type of each server that they need, utilize them separately or combine them into clusters, locate them geographically as needed, and manage them from a single location without the support of on-site technicians. Our server appliances are designed to meet the complex needs and requirements of e-commerce and Internet-based organizations, including dot com companies, web hosting providers, application service providers and Internet service providers.

   We were incorporated in 1989 as PowerStation Technologies, Inc. to provide systems integration and consulting services. In fiscal 1994, we transitioned our business by becoming a developer of fault-tolerant high-density general-purpose computers, our P6000 product line. In September 1997, we changed our name to Network Engines, Inc. and began expending substantial research and development efforts to leverage our legacy general-purpose computer technology into server appliance products. Research and development expenses increased significantly from $395,000 to $923,000 to $2.6 million in fiscal 1997, 1998 and 1999, respectively.

   In June 1999, we introduced our WebEngine Blazer product, which is our first generation of server appliances. Since July 1999, substantially all of our revenue has been attributable to the WebEngine Blazer product as we discontinued development and sales of the P6000 product line upon the introduction of our server appliances. Additionally, we introduced our AdminEngine server appliance in February 2000 and our WebEngine Roadster, WebEngine Viper and CommerceEngine server appliances in the third quarter of fiscal 2000.

   Since we began focusing on server appliances in 1998, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and technical support departments, and to establish an administrative organization. As a result, we had an accumulated deficit of $13.0 million as of December 31, 1999. We anticipate that our operating expenses will increase substantially in the future as we increase our sales and marketing operations, develop new channels, fund greater levels of research and development, expand our technical support and improve our operational and financial systems. Accordingly, we will need to generate significant revenues to achieve profitability. In addition, our limited operating history in the server appliance market makes it difficult for us to predict future operating results, and, accordingly, there can be no assurances that we will sustain revenue growth or achieve profitability in future quarters.

   We derive revenues from the sale of our products to customers and from license fees. License fees are generated by granting certain customers a right to manufacture specific configurations of our product and to distribute that product under their name. For direct sales and sales to resellers, we recognize revenues upon delivery, provided evidence of an arrangement has been received, no obligations remain outstanding and collectibility is reasonably assured. For the license agreements, we recognize license revenues upon sell through to the licensee's customers.

   We entered into a license agreement with IBM in July 1999 that granted IBM a license to manufacture our WebEngine Blazer hardware design. We also entered into a license agreement with Micronpc.com in October 1999 that granted them a license to manufacture our WebEngine Blazer hardware design and to distribute our software. Until these partners were able to manufacture the licensed product for themselves, we were manufacturing the product for them and charging them a higher unit sales price for this service than we would have received in license fees had they manufactured the product. As of March 31, 2000, we expect that substantially all future revenue from IBM and Micronpc.com will be license revenues. Accordingly, the revenue per unit for these customers will decrease. However, since these licensees will be manufacturing the units, we will not incur any substantial cost of revenues and our gross profit as a percentage of revenue will be high for license revenues. There are no minimum license fee commitments under either of these agreements.

   We sell our products through a direct sales force, through systems integrators acting as resellers, and to OEMs and licensed manufacturers. Substantially all of our sales to date have been to customers in the United States. We intend to expand our reseller channel in the United States and to establish an international indirect channel.

   Cost of revenues includes cost of materials, manufacturing costs, manufacturing personnel expenses, obsolescence charges, packaging, license fees and shipping and warranty costs.

   We expect our gross profit to be affected by:

  .  fluctuations in demand for our products;

  .  the mix of product revenues versus license revenues;

  .  the timing and size of customer orders;

  .  the mix of products sold;

  .  the mix of sales channels through which our products are sold;

  .  the mix of sales within and outside North America;

  .  new product introductions by us and our competitors;

  .  changes in our pricing policies;

  .  changes in component costs; and

  . the volume manufacturing prices we are able to obtain from our contract manufacturers.

   Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development, fees paid to consultants and outside service providers, material costs for prototype and test units and other expenses related to the design, development, testing and enhancements of our products. We expense all of our research and development costs as they are incurred. We believe that a significant level of investment in product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development such that research and development expenses will increase in absolute dollars but will continue to fluctuate as a percentage of net revenues.

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in sales, marketing and customer support functions, as well as costs associated with trade shows, public relations and marketing materials. We intend to expand our sales and marketing operations and efforts substantially, both domestically and internationally, in order to increase market awareness and to generate sales of our products. Accordingly, we expect our sales and marketing expenses to increase in absolute dollars but continue to fluctuate as a percentage of net revenues.

   General and administrative expenses consist primarily of salaries and other related costs for executive, finance, accounting, information technology, facilities and human resources personnel, as well as accounting, legal, other professional fees and allowance for doubtful accounts. We expect these expenses to increase in absolute dollars but continue to fluctuate as a percentage of net revenues as we add administrative personnel and incur additional costs related to the growth of our business, expansion of our information infrastructure and our operation as a public company.

   As of December 31, 1999, we recorded deferred stock compensation on our balance sheet of $4.8 million in connection with stock option and restricted stock grants to our employees and directors that were granted between February 1, 1999 and December 31, 1999. Such amount represents the difference between the exercise price and the deemed fair value of our common stock for financial reporting purposes at the date of grant. We will amortize this stock compensation over the vesting period of the related options. During the three months ended December 31, 1999, we amortized $197,000 of stock compensation.

   As of December 31, 1999, we had net operating loss carryforwards for both federal and state income tax purposes of approximately $8.1 million available to offset future taxable income. These net operating loss carryforwards expire beginning in 2019 and 2004, respectively. We have not recognized any benefit from the future use of loss carryforwards for these periods because of the uncertainty surrounding their realization.

   Our net loss attributable to common stockholders includes accretion charges to increase the carrying amount of our redeemable convertible preferred stock to the amount we would be required to pay if the preferred stock were to be redeemed. All preferred stock will automatically convert to common stock as a result of this offering. As a result, there will not be any such accretion charges in the future related to our redeemable convertible preferred stock.

   We had 125 employees as of March 31, 2000, a substantial increase from 48 as of September 30, 1999 and 33 as of December 31, 1998. This rapid growth has placed significant demands on our management and operational resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If our total revenues do not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel or our management otherwise fails to manage our expansion effectively, we could experience a decline in our revenues and operating results.

Results of Operations

   In light of the significant change in our business related to the introduction of our server appliance products, we have decided to present a comparison of results for (1) the three months ended December 31, 1999 versus the three months ended September 30, 1999 and (2) the three months ended September 30, 1999 versus the three months ended June 30, 1999, because we believe that such comparisons are the most meaningful presentation of our operating results.

Three Months Ended December 31, 1999 and Three Months Ended September 30, 1999

 Net Revenues

   Net revenues increased to $4.4 million for the three months ended December 31, 1999 from $4.0 million for the three months ended September 30, 1999. The increase was primarily due to increased sales volumes of our WebEngine Blazer product.

 Gross Profit (Loss)

   Gross profit increased to $1.8 million for the three months ended December 31, 1999 from $1.5 million for the three months ended September 30, 1999. Gross profit as a percentage of net revenues increased to 40.8% for the three months ended December 31, 1999 from 38.6% for the three months ended September 30, 1999. The increase in gross profit was primarily due to increased sales volume of our WebEngine Blazer product and decreased obsolescence charges because of the finalization of P6000 inventory obsolescence charges in September 1999.

 Operating Expenses

   Research and Development. Research and development expenses increased to $1.2 million for the three months ended December 31, 1999 from $1.1 million for the three months ended September 30, 1999. The increase in research and development expenses was primarily due to an increase in research and development personnel during the period from 15 employees to 37 employees that was partially offset by decreased consultant expenses and lower expenses related to prototype and test units.

   Sales and Marketing. Sales and marketing expenses increased to $1.6 million for the three months ended December 31, 1999 from $1.0 million for the three months ended September 30, 1999. The increase in sales and marketing expenses was primarily due to an increase in sales, marketing and customer support personnel during the period from 15 employees to 33 employees.

   General and Administrative. General and administrative expenses increased to $432,000 for the three months ended December 31, 1999 from $339,000 for the three months ended September 30, 1999. The increase in general and administrative expenses was primarily due to an increase in general and administrative personnel during the period from six employees to ten employees.

   Stock Compensation. For the three months ended December 31, 1999, we recorded deferred stock compensation of $3.2 million relating to stock options and restricted stock granted to employees and directors versus $708,000 recorded for the three months ended September 30, 1999. These amounts are being amortized over the vesting periods of the granted options. Stock-based compensation increased to $197,000 for the three months ended December 31, 1999 from $80,000 for the three months ended September 30, 1999.

Three Months Ended September 30, 1999 and Three Months Ended June 30, 1999

 Net Revenues

   Net revenues increased to $4.0 million for the three months ended September 30, 1999 from $908,000 for the three months ended June 30, 1999. The increase in net revenues was primarily due to the June introduction of our WebEngine Blazer product that accounted for substantially all of the net revenues for the three months ended September 30, 1999.

 Gross Profit (Loss)

   Gross profit (loss) increased to $1.5 million for the three months ended September 30, 1999 from ($96,000) for the three months ended June 30, 1999. Gross profit (loss) as a percentage of net revenues increased to 38.6% for the three months ended September 30, 1999 from (10.6%) for the three months ended June 30, 1999. The increase in gross profit was primarily due to increased sales related to the introduction of our WebEngine Blazer product.

 Operating Expenses

   Research and Development. Research and development expenses increased to $1.1 million for the three months ended September 30, 1999 from $640,000 for the three months ended June 30, 1999. The increase in research and development expenses was primarily due to an increase in research and development personnel during the period from nine employees to 15 employees, as well as increased consultant expenses and increased prototype and test unit costs.

   Sales and Marketing. Sales and marketing expenses increased to $1.0 million for the three months ended September 30, 1999 from $778,000 for the three months ended June 30, 1999. The increase in sales and marketing expenses was primarily due to an increase in sales commissions associated with our increased net revenues.

   General and Administrative. General and administrative expenses increased to $339,000 for the three months ended September 30, 1999 from $206,000 for the three months ended June 30, 1999. The increase in general and administrative expenses was primarily due to increased legal and accounting fees, increased facilities costs and increased costs related to the expansion of our information systems infrastructure.

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

   Stock Compensation. For the three months ended September 30, 1999, we recorded deferred stock compensation of $708,000 relating to stock options granted to employees versus $368,000 recorded for the three months ended June 30, 1999. These amounts are being amortized over the vesting periods of the granted options. Stock-based compensation increased to $80,000 for the three months ended September 30, 1999 from $37,000 for the three months ended June 30, 1999.

   As a result of our limited history with our server appliance products, we cannot forecast operating expenses based on historical results. Accordingly, we may incur expenses, in part, based on future revenue projections. Most of our expenses are fixed in nature, and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly sales accurately is limited, which makes it difficult to predict the quarterly revenues that we will recognize. We expect that our business, operating results and financial condition would be harmed if revenues did not meet projections. Investors should not rely on the results of one quarter as an indication of future performance.

   We expect that our revenues and operating results may vary significantly from quarter to quarter, and we anticipate that our expenses will increase substantially for at least the next two fiscal years as we:

  . increase our sales and marketing activities, including expanding our North American direct sales force, establishing an international presence and commencing our initial advertising campaign;

  .  expand our indirect channels, both domestically and internationally;

  . develop our technology, expand our product lines and market new products; and

  .  pursue strategic relationships and acquisitions.

Liquidity and Capital Resources

   Since fiscal 1997, we have financed our operations primarily through the sale of equity securities, borrowings and the sale of our products. As of December 31, 1999, we had raised approximately $37.3 million, net of offering costs, from the issuance of preferred stock. As of December 31, 1999, we had $24.9 million in cash and cash equivalents.

   In April 2000, we amended an equipment line of credit agreement to provide for an additional $2.0 million of equipment financing and a $4.0 million working capital revolving line of credit. The additional equipment financing is separated into two consecutive six-month borrowing periods for $1.0 million beginning on the date of amendment. Interest at the rate of prime plus 1.25% is payable monthly. Any outstanding balances at the end of each of the two borrowing periods will be repaid in 36 equal monthly installments. The revolving line of credit matures in April 2001 and bears interest at prime plus 1%.

   Cash used in operating activities was $768,000, $3.4 million, $5.1 million and $1.2 million in fiscal 1997, 1998, 1999 and for the three months ended December 31, 1999, respectively. Cash used in fiscal 1997 was primarily due to a net loss of $1.2 million and an increase in inventories, offset in part by decrease in accounts receivable and increases in accrued expenses and non-cash charges for depreciation, inventory reserves and provision for doubtful accounts expenses. Cash used in fiscal

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

1998 was primarily due to a net loss of $4.2 million and increases in accounts receivable and inventories, offset in part by increases in accounts payable and accrued expenses and non-cash charges for depreciation, inventory reserves and amortization of discount on notes payable. Cash used in fiscal 1999 was primarily due to a net loss of $5.8 million and increases in accounts receivable and inventories, offset in part by increases in accounts payable and accrued expenses and non-cash charges for depreciation, inventory reserves and amortization of discount on notes payable. Cash used for the three months ended December 31, 1999 was primarily due to a net loss of $1.6 million and increases in accounts receivable, inventories and prepaid expenses, offset in part by an increase in accounts payable and non-cash charges for depreciation, inventory reserves and stock-based compensation.

   Cash used in investing activities was $185,000, $343,000, $723,000 and $784,000 in fiscal 1997, 1998, 1999 and for the three months ended December 31, 1999, respectively. Cash used in investing activities was primarily for purchases of property and equipment and, for the three months ended December 31, 1999, providing a $279,000 letter of credit as a security deposit on our new leased facilities in Canton, Massachusetts.

   Cash provided by financing activities was $937,000, $3.8 million, $7.2 million and $25.4 million in fiscal 1997, 1998, 1999 and for the three months ended December 31, 1999, respectively. Cash provided by financing activities consisted primarily of proceeds from private sales of preferred stock and bridge loans from stockholders. These bridge loans were subsequent to our sale of series A preferred stock in fiscal 1997 and eventually converted into a combination of series B and series C preferred stock in fiscal 1999.

   We intend to continue to invest heavily in the development of new products and enhancements to our existing products. Our future liquidity and capital requirements will depend upon numerous factors, including:

  .  the costs and timing of expansion of sales and marketing activities;

  . the costs and timing of expansion of product development efforts and the success of these development efforts;

  . the extent to which our existing and new products gain market acceptance;

  .  the level and timing of license revenues;

  . the costs involved in maintaining and enforcing intellectual property rights;

  .  market developments;

  .  the costs and timing of expanding and improving our facilities;

  .  available borrowings under line of credit arrangements; and

  .  other factors.

   We believe that the proceeds from this offering, together with our current cash and any cash generated from operations and from current debt financing, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, it is possible that we may require additional funds within this period. We have no current plans, and we are not currently negotiating, to obtain additional funds following the completion of this offering. The factors described above will

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

affect our future capital requirements and the adequacy of our available funds. In addition, whether or not we need to raise additional funds to meet our anticipated cash needs during the next 12 months, we may need to raise additional funds beyond this time. Any additional funds may be raised through public or private financings, strategic relationships or other arrangements. We cannot assure you that such funding, if needed, will be available on terms attractive to us, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. If we fail to raise capital when needed, our failure could have a negative impact on our ability to pursue our business strategy and achieve and maintain profitability.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. SFAS 133 will be effective for our fiscal year ended September 30, 2001. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This bulletin summarizes certain views of the staff of the Securities and Exchange Commission on applying generally accepted accounting principles to revenue recognition in financial statements. The staff of the Securities and Exchange Commission believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. We do not expect the application of SAB 101 to have a material impact on our financial position or results of operations.

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

                                    BUSINESS

Overview

   We develop, market and provide integrated, scalable and powerful server appliances that deliver Internet application functionality. Server appliances are a new category of computer network infrastructure devices that deliver specific functionality through a combination of pre-packaged hardware and software. Unlike general-purpose servers, our server appliances are high-powered, compact products with extensive, integrated remote management capabilities and a choice of operating systems, applications and computing power. Our customers may select the number and type of each server that they need, utilize them separately or combine them into clusters, locate them geographically as needed, and manage them from a single location without the support of on-site technicians. Our server appliances are designed to meet the complex needs and requirements of e-commerce and Internet-based organizations, including dot com companies, web hosting providers, application service providers and Internet service providers.

   We offer a broad range of server appliance products, consisting of the WebEngine family, CommerceEngine and AdminEngine. Our product line enables our customers to create Internet content delivery systems with a wide range of power at a reduced total cost of ownership. Our server appliances are easy to install and configure and are designed to meet our customers' needs by combining specific application functionality within small physical packaging. In order to meet the preferences of a wide range of customers, we offer server appliances with either Windows or Linux operating systems and with a range of applications. Our server appliances can be used as individual fully-functioning devices or can be connected in clusters of up to 256 appliances, either of the same or different types, to increase the application processing power and functionality of the appliance cluster. In addition, our server appliance products contain integrated hardware and software features that allow lights out management and a single point of management for the entire cluster, which enhance the ability to manage remotely.

   We have assembled a research and development team of highly-skilled engineers with significant experience in high-density packaging, server design, embedded management, networking and software. This team enables us to build upon our current technology platforms, expand the features and functionality of our suite of server appliances and develop additional products that maintain our technological advantages. In addition, we have developed strategic relationships with leading technology vendors that will enhance our total product offerings. We sell our products through a direct sales organization and through a network of channels that includes systems integrators, distributors and licensed manufacturers.

   Our objective is to become the leading global provider of scalable Internet server appliances. We intend to increase market acceptance of server appliances for Internet-based applications by providing and expanding a range of specific-purpose server appliances that can be easily scaled to increase application power and can be easily integrated into managed clusters.

Industry Background

   The emergence of the Internet as a global communications medium for e-commerce and information delivery is now well-accepted. The openness and accessibility of the Internet enable

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

large and small organizations, either new or established, to enter this competitive environment by creating Internet sites and establishing their own network infrastructures. New and emerging organizations hoping to grow, and well-financed organizations hoping to increase market share, typically seek to reduce time-to-revenue.

   Organizations seek to appeal to a wide range of users and to generate large volumes of activity at their web sites, resulting in significant Internet traffic. The growth and complexity in Internet use and functionality, including streaming media, dynamic content and e-commerce transactions, have led to increased demand for greater bandwidth and processing power. The increase in Internet traffic and demand for greater bandwidth has resulted in more utilization of remote server facilities, such as co-location facilities, to house servers for Internet-related businesses. Co-location facilities, which provide strategically located secure data center space with high-speed network connections to the Internet, can improve network performance to end users by reducing the distance between end users and Internet servers.

   Traditionally, organizations have built their Internet solutions with general-purpose servers. This method requires extensive time and technical resources and capabilities which increases overall cost of ownership, including time and cost of implementation. To extend the power and features of a general-purpose server, organizations must integrate numerous discrete hardware and software elements, such as operating systems, applications, security systems, load balancers and management tools, which increases overall costs and time-to-revenue. This approach is not well-suited for use in remote server facilities because it typically creates large, complex systems that require substantial facility space. In addition, most vendors' offerings include limited management and few vendors, if any, provide remote lights out management capabilities, which increases the need for dedicated attention of on-site information technology professionals. When organizations use general-purpose servers to handle Internet traffic, they typically face a higher total cost of ownership since equipment, facility costs and operating expenses are high and time-to-revenue is increased.

   To address the shortcomings of general-purpose servers, many organizations are seeking well-designed solutions for Internet applications that meet a common set of requirements. These organizations include e-commerce and Internet-based businesses, such as dot com companies, web hosting providers, application service providers and Internet service providers. Their requirements include:

  . pre-packaged functionality to reduce or eliminate the need for custom integration by the end user;

  . high-density physical packaging that provides high-performance server hardware in small, rack-mounted devices to minimize the costs of co-location space rental;

  . an integrated management system that enables administrators to extensively control their server appliances remotely, even in the case of system failure; and

  . built-in clustering capability that enables users to easily scale the power and functionality of their solution as user demand grows and evolves.

   The server appliance, a combination of computing hardware and software that is designed to deliver a single application function, was developed to address the shortcomings of general-purpose

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

servers. International Data Corporation estimates that the worldwide market for server appliances will grow to $8.0 billion in 2003 from approximately $50.0 million in 1998, a compounded annual growth rate of 176%. As market acceptance of server appliances grows, we expect that users will increasingly demand products that meet specific functional requirements and reduce total cost of ownership factors, including time-to-revenue, packaging density, installation and management functionality. In addition, specific customer preferences for operating systems, applications and computing power play important roles in customer selection of server appliances. Therefore, server appliance vendors who offer a choice in these areas will have a broader market opportunity.

The Network Engines Solution

   We develop, market and provide a selection of server appliances that deliver Internet application functionality to meet the requirements of e-commerce and Internet-based organizations, including dot com companies, web hosting providers, application service providers and Internet service providers. Our server appliances are high-powered, compact products with extensive, integrated remote management capabilities and a choice of operating systems, applications and computing power. Our product line enables our customers to create Internet solutions at a reduced total cost of ownership. Our customers may select the number and type of each appliance that they need, utilize them separately or combine them into clusters, locate them geographically as needed, and manage them from a single remote location with the support of a limited number of customer-provided technicians. We believe that the following elements of our solution will position us to become a leading provider of scalable Internet server appliances for medium- to large-sized organizations using Internet-based applications:

   High Performance in a Small Package. Our products integrate high performance components in a small package enabling our customers to minimize hosting or co-location costs for servers. All of our products today are 1U (1.75 inches) in height, which is typically one-half to one-third the height of the leading, currently available general-purpose servers with the same processing power. This is important because our customers typically use multiple server appliances and must pay for the amount of rack space the servers require. Our server appliances minimize the space requirements for our customers without loss of computing power, thereby reducing the rental costs for rack space at co-location facilities.

   Ease of Installation and Use. Each of our server appliances is pre-configured and is capable of performing its assigned application when it is unpacked and connected. The typical installation consists of the user entering one or sometimes a few configuration parameters (such as the network address) either through the front-panel liquid crystal display or an Internet browser. Customers do not need to integrate other hardware, operating systems, applications or management software. Each appliance has built-in management for installation, configuration and error reporting, as well as application management capabilities specific to the appliance type. With these features, we believe our servers enable our customers to decrease time-to-revenue and lower cost of ownership.

   Integrated Remote Management. Our server appliances contain integrated hardware and software components that allow lights out management capable of monitoring and operating our server appliances even if a server's operating system is not functioning. Each of our server appliances is designed with a dedicated embedded processor and extensive, embedded software for

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

system management and communications. Customers can monitor and control our appliances in dispersed, remote locations using an Internet connection and an Internet browser. In addition, our management system enables customers to develop rules-based decision-making, whereby errors or performance conditions in a remote cluster can trigger actions ranging from simple notification to a complex series of automatic responses. This remote management capability enables customers to customize and centralize system administration and scale their Internet solutions without hiring a proportionate number of technicians.

   Dynamic Scalability. Our server appliances can be easily connected to form a cluster, or to augment an existing cluster, to meet both varied and rapidly changing management and performance requirements, thereby reducing costs. The performance of individual networking applications can be increased rapidly and without interruption by increasing the number of server appliances in a cluster devoted to that application. Our proprietary connection technology automatically recognizes new Network Engines appliances and assigns addresses without interruption, instantly establishing communication with, and control of, our server appliances added to a working cluster.

   Selection of Operating Systems, Applications and Computing Power. We offer customers appliances with a choice of operating systems, a range of applications and varying degrees of computing power and functionality. Our customers have differing requirements for operating systems, either Windows or Linux, applications and computing power. By offering these choices, our products appeal to a broad range of customers.

The Network Engines Strategy

   Our objective is to become the leading global provider of scalable Internet server appliances. The following elements of our strategy will be pursued to achieve this goal:

   Broaden Our Server Appliance Product Line. We believe that each medium- to large-scale Internet server appliance customer has specific application and appliance requirements that result in the need for a variety of server appliances. To increase our appeal to the server appliance market, we are seeking to broaden our product line beyond our current web content and e-commerce appliances to include products designed specifically for streaming content, storage, database management, system security and other purposes. In addition, we intend to continue to meet the evolving needs of our customers by offering a product line with varying levels of performance and a choice of operating systems.

   Continue Hardware and Software Innovation. With our technology expertise, we plan to remain at the forefront of hardware and software innovation for the server appliance market. Utilizing our software expertise, we seek to ensure that our products have intuitive user interfaces and that they may be easily installed, configured and remotely managed. We also plan to continue to enhance the performance of our hardware platforms and their remote manageability, while maintaining our leadership in compact packaging. We will continue to enhance the combinations of hardware and software in our server appliances to address the evolving needs of the Internet.

   Expand Research and Development. We will continue our research and development efforts, including the hiring of qualified technical personnel, in an effort to enhance existing products and

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

develop new products. In order to offer our customers the best possible products and to accommodate their future software and hardware choices and their legacy technology equipment, we will also seek to continue to develop relationships with key technology vendors that enhance our total product offerings. With our expanded research and development capabilities, we intend either to integrate new technologies into our products or to enhance the management and interoperability of our products within our customers' installations. For example, we have already established relationships with a leader in load balancing, a leader in encryption for secure web transactions, and a leader in high-speed cluster interconnections.

   Build Multi-tier Distribution Capability. We sell our products through a direct sales force, through systems integrators acting as resellers, and to OEMs and licensed manufacturers. We intend to expand and utilize a direct sales organization to build our relationships with large end-user customers and to maintain a good understanding of their changing and expanding market requirements. In addition, we intend to continue building relationships with network systems integrators to provide our products more effectively to this and other market segments. We are expanding our distribution network to include several international equipment distributors and an Internet-based channel fulfillment program. A key element of our distribution strategy is to continue to license our technology and sell our products to significant licensed manufacturers and OEMs and to seek additional licensed manufacturer and OEM relationships. For example, we have licensing relationships with IBM and Micronpc.com and an OEM relationship with VA Linux. We believe these relationships will assist us in establishing market presence and increasing our product sales.

   Establish Strong Brand Identity. We seek to establish company name recognition and identification in our targeted market to enhance our sales efforts. We intend to employ an aggressive public relations campaign and creative marketing strategies to build market awareness of our products. We intend to continue to incorporate innovative hardware designs with easy-to-use, stylish web management interfaces to reinforce our brand name and establish a strong competitive advantage.

   Invest in Businesses, Products and Technologies. We intend to pursue strategic acquisitions of, or investments in, businesses, products and technologies that will provide us with additional industry expertise, enhance our range of product offerings, expand our development and production capacity, broaden our client base and expand our geographical presence.

Products

   Network Engines' Internet Appliance Architecture is our approach to building high-performance, high-density, scalable appliances targeted at e-commerce and Internet-based organizations, such as dot com companies, web hosting providers, application service providers and Internet service providers. This architecture enables us to combine the hardware and software needed to install, manage, optimize and expand our customers' Internet-based applications.

   Inherent in our architecture is the concept that simple, comprehensive management of customer installations is as important as ease of set up. All of our products can be managed from any location using a standard web browser or industry-standard network protocol-compliant application, enabling network managers to operate more efficiently without sacrificing site performance and availability.

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

All of our products are designed within this Internet Appliance Architecture framework. Each of our server appliances has the following common characteristics:

  . it is a complete, integrated, standalone specific-purpose server appliance;

  . it can be easily installed, requiring simple configuration information to be entered through the front-panel liquid crystal display or an Internet browser;

  . it can be grouped in a load-balanced cluster with additional appliances of its own type to increase the power of the solution;

  . it includes hardware and software that enable centralized management and allow the addition of the appliance to a cluster; and

  . its management functionality can be extended by the addition of our management appliance, AdminEngine, to its cluster.

   We currently offer WebEngine, CommerceEngine and AdminEngine server appliances.

 WebEngine Product Offerings

   The WebEngine family of products includes the WebEngine Roadster NT, WebEngine Roadster LX, WebEngine Viper NT, WebEngine Viper LX and WebEngine Blazer. Each WebEngine server appliance may be easily and rapidly deployed to handle Internet-based information. Each member of the WebEngine family has distinct features developed to provide a customized solution for the range of organizations that provide information over the Internet, from entry-level home-based businesses to large-scale, rapid-growth Internet businesses.

   We have committed significant research and development resources to offer our WebEngine products with either Windows or Linux operating systems in the NT and LX versions of the Roadster and Viper. This choice accommodates customer preferences for operating systems and applications. The software in each of the NT and LX products is as follows:

  . the NT products incorporate Microsoft Windows NT Server version 4.0, Microsoft Internet Information Server, our customized management software, Microsoft Index Server and Microsoft Management Console; and

  . the LX products incorporate Linux software, including Red Hat version 6.1, the Apache web server version 1.3.9, our customized management software, and software for file transfer protocol access, a domain name server and a variety of e-mail servers.

   WebEngine Roadster and WebEngine Viper. The WebEngine Roadster and Viper products incorporate Intel processing components on a 1U rack mountable platform. The Roadster and Viper products can be used as standalone servers, if a customer needs to dedicate an affordable server appliance to individual web sites or end users. These products can also be grouped into a cluster of servers containing up to 256 of our appliances. Setup is easy and management of the Roadsters and Vipers can be handled through the front-panel liquid crystal display or an Internet browser.

   The WebEngine Roadster NT and LX products are our entry-priced server appliances. The WebEngine Viper NT and LX products have either one or two Intel Pentium III processors, allowing for higher performance and speed. We commenced commercial shipment of the WebEngine Roadster and WebEngine Viper in the third quarter of fiscal 2000.

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

   WebEngine Blazer. The WebEngine Blazer utilizes the same hardware platform as the Viper products. Blazers are available without an operating system to allow for complete customer configuration or they may be ordered with Windows or Linux operating systems already installed. Like our other products, the Blazer includes a backup management network connection and an industry-standard network connection to give our customers a powerful, scalable hardware platform with our standard management features. We commenced commercial shipment of the WebEngine Blazer in June 1999.

 AdminEngine

   The AdminEngine enables the management of up to 256 Network Engines appliances that are grouped in a cluster, from any location, through any standard web browser or standards-based network management application. AdminEngine enables a customer to quickly and easily solve a variety of problems that otherwise would require a technician to travel to the customer's server room, which is often located in a remote facility. Using an Internet browser, customers can reboot any Network Engines server from a network drive, reset it for a local reboot, and power it up or down. AdminEngine also allows our customers to closely monitor performance of their appliances and to establish rules that will enable our servers to notify the customer of unusual events. We commenced commercial shipment of the AdminEngine in February 2000.

 CommerceEngine

   The CommerceEngine is our server appliance which customers can use to increase their ability to process secure Internet commercial transactions. The CommerceEngine incorporates a hardware-based secure transaction processor in a 1U rack-mountable appliance with specialized secure transaction processing software. CommerceEngine is based on industry standards and is compatible with a wide variety of encryption tools, as well as communications and security protocols. CommerceEngine gives our customers the performance benefits of hardware-based secure transaction processing, without complicated installation and configuration and it can be scaled by adding additional CommerceEngines and our WebEngine appliances. The manageability of the CommerceEngine can be increased by grouping multiple units in a cluster with our AdminEngine. We commenced commercial shipment of the CommerceEngine in the third quarter of fiscal 2000.

Technology

   A key benefit of our server appliances is the integration of hardware and software technologies to provide a complete solution for our users. Our server appliance hardware and software technology is integrated with many industry-standard technologies to create server appliance solutions.

 Hardware Platforms

   We have made significant investments in the development of hardware platforms that combine very high-density packaging of industry-standard components with management features for clustered server appliances.

   High-density packaging. We believe that we have been a leader in the development of server hardware utilizing standard Intel Pentium III processors in a 1U rack mountable device. We have developed significant expertise in cooling and monitoring temperatures to maintain operating conditions within specifications for the included components.

   Management. The processing board of each of our server appliances contains hardware and software dedicated to the management of that particular appliance and contributes to our ability to achieve lights out management. This management section of the processing board is connected to our management appliance by a network connection, as well as a backup management connection, known as a cluster management bus. Although our management appliance normally uses the principal network connection to communicate with each of our appliances, it is able to switch to the cluster management bus when communications through the network connection are not available.

 Software

   We have made significant investments in the development of our software applications that are integrated with our hardware platforms to provide:

  . substantial management capability of our server appliances in each appliance independently or using our AdminEngine to manage a cluster of appliances;

  .  support for both Windows and Linux operating systems; and

  . an intuitive user interface for ease of installation, configuration and management.

   Our software is incorporated at three levels: standard appliance management software in all of our WebEngine and CommerceEngine products; specific appliance management software in each of our WebEngine and CommerceEngine products and AdminEngine software in our AdminEngine management server appliance.

   Standard Appliance Management. Each of our WebEngine and CommerceEngine products includes software that allows the appliance to be managed as a standalone device. In addition, each of these server appliances includes software to enable enhanced management communications using our AdminEngine if that appliance is added to a managed cluster of our appliances. This built-in software reports on hardware conditions, including temperatures, voltage measurements, fan rotation and similar operating conditions. It also provides performance statistics, including numbers of transactions, processor utilization, disk and memory utilization and related measurements. This software reports on the presence and working condition of application and system software components. Each server appliance incorporates software that can execute management instructions, such as restarting the operating system or resetting power.

   Specific Appliance Management. Management software is also included in each appliance for normal application management functions, depending on the level of management provided by the application builder. For example, Roadster NT and Viper NT provide a simple interface to Microsoft's Internet Information Server-included management features which provide the same functions for this application. Roadster LX and Viper LX include proprietary software for the creation and management of web site partitions-functionality that is not included with the Apache application.

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

   AdminEngine Application. Our AdminEngine appliance application incorporates several key items of technology:

  . Internet Browser interface. AdminEngine utilizes any standard browser software for presentation of its Java-based user interface. The AdminEngine interface was designed for easy navigation from screen to screen and the ability to present an easy-to-understand top-level interface that can also present detailed technical information to the more experienced administrator.

  . Rules-based decision-making. AdminEngine enables users to develop a set of rules for management actions based on the information reported to AdminEngine from other appliances in the cluster. Rules may be based on error or performance conditions, and actions can range from simple notification to a complex series of management responses.

  . Cluster management bus control. AdminEngine manages the connections between appliances grouped in a cluster using a cluster management bus, which does not rely on a normal network connection. This device automatically recognizes new appliances when they are first connected and assigns bus addresses for future reference. It subsequently uses the cluster management bus software and associated application logic to communicate with appliances if they are no longer responding on the network.

  . External appliance interface. The AdminEngine provides a standard point of control for products developed by our third-party technology providers to be managed as part of a cluster of our appliances.

Customers

   Our customers include companies with e-commerce web sites and high-traffic Internet web sites, as well as web hosting providers such as application service providers and Internet service providers. These customers include providers of streaming video service, web content services, television-based web services, e-commerce, web portals and emerging web technologies. Customers also include OEMs and parties that are licensed to build products based on our product designs. In the fiscal year ended September 30, 1999, sales to InterVu, IBM and Microsoft (WebTV) accounted for 46%, 28% and 14% of net revenues, respectively. For the three months ended December 31, 1999, sales to each of IBM and Microsoft (WebTV) accounted for 53% and 18% of our net revenues, respectively.

   Our customers include:

Akamba               InfoLibria                     NetScaler
Arlan & Associates   Information Technology         Network Storage Solutions
Audiotalk Networks    Systems                       NovaWiz
BeVocal              iVillage.com                   Rearden Steel
Bluedog.com          Lucent Technologies            Revit Technology
Comet Systems        Mi8                            Ticketmaster Online-City
Enosus Systems       Microsoft (WebTV)              Search
IBM                  Mission Critical               Visualize Video
Infobank Computer    Motorola                       VocaLoca
                     NetCreations

Sales

   We sell our products through a direct sales organization and through a network of channels that includes systems integrators, distributors and licensed manufacturers. We are continuing to expand our relationships with channel partners and establish an Internet channel. As of March 31, 2000, we employed 34 people in sales.

 Direct Sales

   Our direct sales organization sells to large users of Internet-based applications and dot com companies and focuses on organizations who require multiple numbers of our server appliances to meet the demands of their applications. We have regional sales managers and technical sales engineers that are located in and serve strategic metropolitan areas, including Atlanta, Boston, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Washington D.C. Our sales managers and sales engineers work in teams to analyze our prospective customers' requirements and propose solutions that meet their needs. Our sales teams maintain close relationships with our customers after our products have been installed to ensure our customers remain satisfied. Our sales managers are compensated with a base salary and commissions which are based on their attainment of sales quotas. In addition to a base salary, our sales engineers receive bonus payments based on the sales revenues generated by their assigned customers.

 Channel Sales

   Our indirect sales efforts in the United States are primarily focused on enhancing our network of domestic systems integrators and resellers with significant experience with networking applications. We are also focusing on developing additional indirect sales channels as we initiate sales activities outside the United States, primarily in Europe and Asia.

 Licensing and OEM Relationships

   We have established three significant OEM and licensed manufacturer relationships under which our products, manufactured either by us or another company, are branded and sold under another company's label. We will continue to seek out additional licensing relationships to broaden our sales capacity in the market.

   In July 1999, we entered into a license agreement with IBM that allows IBM to manufacture its own version of our WebEngine Blazer product. This agreement expires in January 2002, but may be terminated by IBM at any time.

   In October 1999, we entered into a license agreement with Micronpc.com, that allows manufacture of a version of our WebEngine Blazer. This agreement expires in October 2000, but may be terminated by Micronpc.com at any time upon 60 days written notice.

   In March 2000, we entered into an OEM agreement with VA Linux that permits VA Linux to resell our WebEngine Blazer as part of their server product line. This agreement expires in March 2001.

Marketing

   Our marketing objectives include building market awareness and acceptance of Network Engines and our products, as well as generating qualified customer leads. We attend trade shows, send out direct mail, and provide information about our company and our products on our web site.

We also conduct public relations activities utilizing the services of Beaupre & Co., a division of Brodeur Worldwide. Our executives speak at industry events and provide briefings to industry analysts and trade press. We have begun advertising in local and trade publications to promote our products to our target markets. Our marketing goals include the following:

  . to plan and build an integrated program addressing both internal and external audiences, including prospects, customers, business and trade press, industry analysts and investors;

  . to position us as a leader in providing a wide range of server appliances for the Internet;

  . to design and implement media and tactical programs that communicate effectively with our target audiences; and

  . to clearly and consistently communicate our positioning in our marketing programs.

   As of March 31, 2000, we employed ten people in marketing.

Support Services

   We believe that our ability to consistently provide high-quality customer service and support will be a key factor in attracting and retaining customers. We provide support for our products through technical sales engineers who are located in our sales offices and through our customer support staff based in our Canton, Massachusetts facility. Our support activities include direct support to our customers through our web site, which offers technical information designed to assist in answering frequently asked questions and in problem diagnosis and resolution. We also provide telephone support via a help desk, e-mail support, and remote control support that provides direct access from our support personnel to our customers' systems for diagnosis and problem resolution. We have also recently engaged the services of IBM as a subcontractor to provide on-site support in U.S. locations where we do not have our own service personnel. Our service arrangement with IBM, which provides next-day, on-site customer support visits and after-hours phone-in help desk support, is expected to be operational by the second half of fiscal 2000. This agreement is terminable by either party upon 90 days prior written notice.

   We provide a warranty program for all of our products, which is typically one year in duration for all parts replacement. Our standard terms and conditions provide that a customer may return a defective product for repair or replacement during the warranty period. In addition, during the warranty period, it has been our practice to send our customers a replacement unit in advance of their returning a unit experiencing problems. The customer then swaps units, returning the damaged unit to our depot repair facility in Canton, Massachusetts. We plan to add additional repair facilities as we build our distribution capability to be able to provide this level of service on a worldwide basis. As of March 31, 2000, we employed five people in support services.

Manufacturing

   We use contract manufacturers to produce most of our products. We also have our own manufacturing employees and manufacturing facilities to build prototypes and initial units of our new server appliance hardware products. Our in-house capability is also currently used to perform final assembly, testing and quality assurance processes, although many of these activities will be transferred to our manufacturer, SCI Systems. SCI Systems currently utilizes two of their facilities to build our server appliances-one in Hookset, New Hampshire and the other in Augusta, Maine.

   Some of our sub-assemblies, such as chassis, central processing unit motherboards, and power supplies are manufactured to our specifications while other sub-assemblies such as disk drives are commodity items. This approach allows us to maintain design control in areas where we add significant value and to benefit from market economies with respect to commodity items.

   Our contract manufacturing strategy allows us to:

  .  reduce our capital expenditures;

  .  conserve the working capital that would be required to fund inventory;

  .  adjust manufacturing volumes more quickly to meet changes in demand; and

  .  operate with reduced space dedicated to manufacturing operations.

Research & Development

   We believe that our future success depends on our ability to build upon our current technology platforms, expand the features and functionality of our suite of server appliances, and develop additional products that maintain our technological advantages. We have assembled a team of highly skilled engineers with significant industry experience in high-density packaging, server design, embedded management, networking, software, quality assurance and technical documentation. As of March 31, 2000, we employed 42 people in this group.

   We will continue to integrate our own hardware and software designs with industry-standard components, such as operating systems and processor technologies. We also intend to combine technology from other industry sources into our server appliances where appropriate in order to meet functionality and time-to-market objectives. We currently have new server appliances and new hardware platforms under development that are intended to increase the choices of server appliances we offer to our customers. Included in this development activity are server appliances for network attached storage, for Internet caching, for load balancing and for streaming video. These research and development activities for our server appliances range from feasibility studies to active development efforts. It is possible that we may choose to abandon any or all of these activities without bringing them to market.

   Our product development expenses for fiscal 1998, 1999 and the three months ended December 31, 1999, were $923,000, $2.6 million and $1.2 million, respectively. We expect our product development expenses to increase as we hire additional research and development personnel to develop new products and enhance our existing products.

Strategic Relationships

   We have developed, and will continue to seek to develop, relationships with key technology vendors that enhance our product offerings. We believe the use of industry standard technologies, wherever possible, can reduce the cost of our development activities and the cost of our products to our customers. We also believe that the integration of non-standard technologies from these key vendors can allow us to bring products to market more quickly and to reduce the costs that would result from developing the capability ourselves. In addition, we believe that extending the management capabilities of our products to provide management of some of these key vendors products will assist us in meeting the needs of our customers to manage their Internet systems that include products from other vendors.

Competition

   Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. We face competition primarily from server vendors that provide solutions for network computing systems.

   Our principal competitors are general-purpose server manufacturers such as Compaq, Dell, Hewlett-Packard, IBM and Sun Microsystems, some of which have begun manufacturing special versions of their general-purpose server products for sale as server appliances. We also compete with server appliance vendors such as Cobalt, Network Appliance and CacheFlow, who have expanding product lines with several types of server appliances. In addition, we compete with computer companies who specialize in building very compact rack-mounted server products, but who do not typically include software in their offerings. Examples of these competitors are TruSolutions, Penguin Computing and Qsol.com.

   We believe that we compete favorably on factors that are important to our target market, including packaging density, ease of installation and configuration, clustering capability to build large configurations of our server appliances, management capabilities for co-located servers and a wide range of appliance choices.

   We expect competition in the server appliance market to increase significantly as more companies enter the market and current competitors expand their product lines. Many of these potential competitors may have significant competitive advantages, including greater name recognition, more resources to apply to the development, marketing and sales of their products, and more established sales channels.

Intellectual Property

   We have invested significantly in the development of proprietary technology for our products and our operations frequently incorporate proprietary and confidential information. We rely upon a combination of copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. We protect our software, documentation and other written materials under trade secret and copyright laws, which only provide limited protection. We do not hold any patents and currently have no patent applications pending. We cannot be certain that any patents we seek will be issued or that, if issued, those patents will not be challenged. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, our competitors might independently develop similar technology or duplicate our product or circumvent any patents or our other intellectual property rights. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   We have applied for a trademark registration for "Network Engines," and our trademarks, among others, include "WebEngine Roadster NT," "WebEngine Roadster LX," "WebEngine Viper NT," "WebEngine Viper LX," "AdminEngine" and "CommerceEngine." This prospectus also contains other trademarks, servicemarks and tradenames that are the property of other parties.

Employees

   Our success in recruiting, hiring and training large numbers of full-time and skilled employees and, if the need arises, obtaining large numbers of temporary employees during periods of increased product demand, is critical to our ability to produce high quality products on a timely basis. As of March 31, 2000, we employed 125 employees. In addition, we may hire temporary employees during the year depending on market acceptance of our products. We believe that the demographics surrounding our headquarters, and our reputation and compensation package, should allow us to continue to attract and retain qualified employees.

   We are committed to training our employees and we believe that we maintain good employee relations.

Facilities

   Our current corporate headquarters is located in a facility in Randolph, Massachusetts, consisting of approximately 15,000 square feet of office space. This facility is leased under a month-to-month lease and in late-May we intend to complete the relocation of the company to our new corporate headquarters in Canton, Massachusetts. The new headquarters consists of approximately 52,000 square feet of space, which is being redesigned to suit our needs. We are leasing an additional 12,000 square feet of manufacturing and office space in Canton until our new headquarters is completed. We are also looking to lease additional space. We believe that the Canton facility and additional or alternative available spaces will be adequate to meet our requirements for the foreseeable future. In addition, we have regional sales offices in the following strategic metropolitan areas: Los Angeles, New York, San Francisco and Washington, D.C.


Legal Proceedings

   On December 29, 1999, a former employee, George Flate, commenced a lawsuit against us, a current officer and director and a former officer and director in a Massachusetts state court. Mr. Flate alleges that he was unlawfully terminated as Vice President of OEM Sales in an effort to deprive him of commission payments. He is seeking undisclosed damages based on two contractual claims relating to his employment, although we anticipate he will claim damages in the multi-million dollar range. Currently, the matter is in the early stages of discovery. Although we believe these claims are without merit and we intend to vigorously defend each claim asserted in the complaint, an adverse resolution of either of these claims might conceivably require the payment of substantial monetary damages. Moreover, our defense against these claims might result in the expenditure of significant financial and managerial resources.

   We are, from time to time, a party to other litigation arising in the normal course of our business. Management believes that none of these other actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages and positions as of March 31, 2000, are as follows:

 Name                        Age Position
 Lawrence A. Genovesi....... 41  Chairman of the Board of Directors, President,
                                 Chief Executive Officer and Chief Technology
                                 Officer
 Douglas G. Bryant.......... 42  Vice President of Administration, Chief
                                 Financial Officer, Treasurer and Secretary
 Timothy J. Dalton.......... 48  Vice President of Manufacturing
 William B. Elliott......... 55  Vice President of Marketing
 Rene E. Thibault........... 49  Vice President of Sales
 Robert F. Wambach.......... 39  Vice President of Engineering
 John A. Blaeser(2)......... 58  Director
 Lawrence Kernan(1)(2)...... 46  Director
 Dennis A. Kirshy(1)........ 57  Director
 Frank M. Polestra.......... 74  Director
 Michael H. Shanahan(1)(2).. 43  Director
 Robert M. Wadsworth(1)(2).. 39  Director

---------------------
(1)  Member of the compensation committee

(2)  Member of the audit committee

   Set forth below is certain information regarding the professional experience for each of the above-named persons.

   Lawrence A. Genovesi is our founder and has served as our Chairman of the Board, President, Chief Executive Officer and Chief Technology Officer since October 1989. Mr. Genovesi also founded and served as Chief Executive Officer of New England Interconnection Devices, Inc., a contract manufacturer, from May 1985 to July 1988. From October 1982 to January 1983, Mr. Genovesi served as Vice President of Engineering for Microsystems International, Inc., a computer manufacturer. From June 1981 to December 1982, Mr. Genovesi served as Director of Engineering for CPU Systems, Corp., a computer manufacturer and reseller.

   Douglas G. Bryant has served as our Secretary and Vice President of Administration since March 2000, our Treasurer since January 1998 and our Chief Financial Officer since September 1997. Prior to joining Network Engines, Mr. Bryant served as Chief Financial Officer of CrossComm Corporation, a manufacturer of internetworking products including routers and switches, from July 1996 to June 1997, and as Corporate Controller from September 1989 to June 1996.

   Timothy J. Dalton has served as Vice President of Manufacturing since November 1997. From November 1996 to November 1997, Mr. Dalton served as Operations Manager of Axil Computer Corporation, a privately-held designer and manufacturer of eight-way SMP servers. From January 1994 to July 1996, Mr. Dalton served as Director of Manufacturing Engineering of Concurrent Computer Corporation, a designer and manufacturer of Real Time Fault Tolerant servers for the financial and telecommunications industries.

   William B. Elliott has served as Vice President of Marketing since December 1997. Previously, Mr. Elliott served as Vice President of Operations for Dynaflo, Inc. from May 1997 to December 1997. From October 1996 to May 1997, Mr. Elliott served as Vice President of Sales and Marketing for Anysoft, Inc., a producer of utility software that enhances the interchange of information between legacy and modern Windows-based applications. Mr. Elliott served as Vice President of Telecommunications at Stratus Computer from November 1993 to April 1996, and as Vice President of International Sales for Stratus' telecommunications division from October 1990 to November 1993.

   Rene E. Thibault has been Vice President of Sales since July 1999. Prior to joining Network Engines, Mr. Thibault served as Vice President of Sales and Marketing for Voice Request Corporation, a developer of speech-enabled call routing systems, from January 1997 to June 1999. From October 1995 to December 1996, Mr. Thibault served as Vice President of Sales for Centigram Communications Corporation, a manufacturer of multimedia messaging and personal assistant servers. Mr. Thibault also served as Director of Sales for Centigram from September 1990 to September 1995.

   Robert F. Wambach has served as Vice President of Engineering since May 1999. Prior to joining Network Engines, Mr. Wambach served as Senior Director of VPN Programs at Shiva Corporation, a manufacturer of hardware and software to enable the connectivity of enterprise networks, which was ultimately acquired by a subsidiary of Intel and renamed Intel Network Systems, from February 1999 to May 1999, Senior Director of Platform Engineering from June 1998 to February 1999, and Director of Hardware Engineering from June 1997 to June 1998. Mr. Wambach held various engineering management positions with Fujitsu-Nexion (formerly Nexion) from May 1993 to June 1997.

   John A. Blaeser has been a director of Network Engines since October 1999. Since January 1996, Mr. Blaeser has served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995.

   Lawrence Kernan has served as a Director of Network Engines since October 1999. Mr. Kernan has been a Principal of MDT Advisers, Inc., an investment and venture capital firm, since December 1991. Mr. Kernan has also served as a director of Keurig, Inc., a manufacturer of coffee brewing equipment, as Chairman of the Board of Directors, since April 1995. Mr. Kernan has previously served as a director at First American Financial Corporation, ADS Technologies, Inc., Cobotyx, Inc. and Visage, Inc.

   Dennis A. Kirshy has served as a Director of Network Engines since July 1997. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking, internetworking and computer industries since February 1993. Mr. Kirshy is also a director of several privately-held companies in the networking and computer peripherals arena.

   Frank M. Polestra has served as a Director of Network Engines since May 1997. Mr. Polestra has been Managing Director of Ascent Venture Management, Inc., a manager of venture funds and investor in early-stage companies in the Northeastern United States, since March 1999. Mr. Polestra is a Managing Member or General Partner of each of the general partners of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. Mr. Polestra is also a partner of Le Serre. Prior to his position with Ascent Venture Management, Mr. Polestra was President, Director and General Partner of Pioneer Capital Corporation, a venture capital management firm, from 1981 to 1999. Mr. Polestra is also a director of several privately-held companies.

   Michael H. Shanahan has served as a Director of Network Engines since January 1999. Mr. Shanahan has served as General Partner of Egan-Managed Capital, L.P., a venture capital firm managing a portfolio of investments in technology companies, since co-founding that firm in February 1997. From April 1982 to February 1997, Mr. Shanahan was a Partner with Eastech Management Company, a manager of venture capital funds with investments in technology companies. Mr. Shanahan is also a director of several privately-held companies.

   Robert M. Wadsworth has served as a Director of Network Engines since December 1999. He has been a Managing Director of HarbourVest Partners, LLC, a global private equity firm investing in Internet and information technology companies on a worldwide basis, since January 1997. Mr. Wadsworth has also been a General Partner of Hancock Venture Partners, the predecessor organization to HarbourVest, since December 1988. Mr. Wadsworth is also a member of the board of directors of the following companies: Banyan Systems, Inc., Blue Sky Software Corporation, Cardiff Software, Inc., Communication Systems Technology, Inc., Concord Communications, Inc., Nuera Communications, Inc., Oasis Technology Ltd., Outsourcing Services Group, Polaris Service, Inc., Switchboard.com, Inc., Tally Systems Corporation and Trintech Group Limited.

Election of Directors

   Upon the closing of this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Dennis A. Kirshy and Michael H. Shanahan will serve in the class whose term expires in 2001; Lawrence Kernan and Frank M. Polestra will serve in the class whose term expires in 2002; and Lawrence A. Genovesi, John A. Blaeser and Robert M. Wadsworth will serve in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

   Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. A voting agreement among us and several of our stockholders provides for the nomination and election of directors by certain of our 5% stockholders. Messrs. Genovesi, Blaeser, Kernan, Kirshy, Polestra,

Shanahan and Wadsworth were elected to the board of directors pursuant to the voting agreement. The voting agreement terminates upon the closing of this offering.

Compensation of Directors

   We intend to grant stock options on an annual basis under our director plan and may grant other equity awards from time-to-time to our non-employee directors pursuant to our 1999 plan or director plan.

Board Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Kernan, Kirshy, Shanahan and Wadsworth, reviews executive salaries, administers any bonus, incentive compensation and stock option plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding pension and other benefit plans and our compensation policies and practices. The audit committee, which consists of Messrs. Blaeser, Kernan, Shanahan and Wadsworth, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Compensation Committee Interlocks and Insider Participation

   Prior to the formation of a compensation committee, the board of directors as a whole made decisions concerning the compensation of executive officers. Mr. Genovesi, an executive officer, was a member of our board of directors when it performed the functions generally performed by a compensation committee including determining the compensation of executive officers. However, Mr. Genovesi did not participate in any discussions regarding his compensation. For a description of transactions between us and certain of our directors, Messrs. Genovesi, Kernan, Kirshy, Polestra, Shanahan and Wadsworth, and entities affiliated with our directors, see "Related Party Transactions" below.

Executive Compensation

   The following table sets forth, for the fiscal year ended September 30, 1999, the cash compensation paid and shares underlying options granted to our:

  .  Chief Executive Officer; and

  . five other most highly compensated executive officers who received, or would have received, annual compensation in excess of $100,000, referred to collectively as the named executive officers.

                           Summary Compensation Table

                                                                     Long-term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                                     Annual
                                                Compensation (1)       Shares
                                                ----------------     Underlying
Name and Principal Position                      Salary   Bonus     Options (2)
Lawrence A. Genovesi........................... $146,154     --           --
 Chief Executive Officer
Douglas G. Bryant..............................  111,538     --        59,940
 Chief Financial Officer
William B. Elliott.............................  111,538     --        51,000
 Vice President of Marketing
Timothy J. Dalton..............................  111,538     --        48,600
 Vice President of Manufacturing
Rene E. Thibault...............................   34,039 $18,750(4)   139,200
 Vice President of Sales (3)
Robert F. Wambach..............................   43,269     --       104,400
 Vice President of Engineering (5)

---------------------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life or other benefits which are available to all of our salaried employees, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

(2) We did not award any stock appreciation rights or make any long-term incentive payments during fiscal 1999 to the named executive officers. Options granted to the named executive officers were granted at fair market value as determined by the board of directors based on all factors available to the board of directors on the grant date.

(3) Mr. Thibault joined us in July 1999. On an annualized basis, Mr. Thibault would have earned a salary of $150,000 and an incentive-based compensation target of $75,000.

(4)  Comprised of commissions paid based on revenue generated.

(5) Mr. Wambach joined us in April 1999. On an annualized basis, Mr. Wambach would have earned a salary of $125,000.

   In the table above, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

Option Grants in the Last Fiscal Year

   The following table sets forth grants of stock options for the year ended September 30, 1999 to each individual named in the Summary Compensation Table. We have never granted any stock appreciation rights.

   The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. In establishing these prices, our board considered many factors, including our financial condition and operating results, recent transactions and the market for comparable stocks.

   The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules by the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten year term of the option at its time of grant on the assumption that the share value appreciates from the fair market value at the time of grant at the indicated compounded annual rate and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved and do not reflect the actual appreciation in value from the time of grant.

   We granted these options under our 1999 plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee's services are terminated. Each option represents the right to purchase one share of common stock.

   The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 637,590 shares of common stock granted during fiscal 1999.

   The following table contains information concerning the grant of options to purchase shares of our common stock to each of our named executive officers during the fiscal year ended September 30, 1999:

                                      Individual Grants
                         -------------------------------------------
                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                        Annual Rates of
                         Number of   % of Total                           Stock Price
                         Securities   Options    Exercise              Appreciation for
                         Underlying  Granted To  of Base                  Option Term
                          Options   Employees in  Price   Expiration ---------------------
Name                      Granted   Fiscal Year   ($/Sh)     Date        5%        10%
Lawrence A. Genovesi....      --         -- %     $ --         --    $      --  $      --
Douglas G. Bryant.......   59,940        9.4       0.33    2/24/09       12,565     31,843
William B. Elliott......   51,000        8.0       0.33    2/24/09       10,691     27,094
Timothy J. Dalton.......   48,600        7.6       0.33    2/24/09       10,188     25,819
Rene E. Thibault........  139,200       21.8       0.33    7/22/09       29,181     73,950
Robert F. Wambach.......  104,400       16.4       0.33    5/26/09       21,886     55,462

Fiscal Year-End Option Values

   The following table sets forth information for each of the named executive officers with respect to the value of options outstanding as of September 30, 1999. There was no public trading market for our common stock as of September 30, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of the fair market value of our common stock as of September 30, 1999, of $0.60 per share, as determined by the board of directors, less the aggregate exercise price.

                                           Number of Securities
                                                Underlying       Value of Unexercised
                          Shares            Unexercised Options  In-The-Money Options
                         Acquired          at September 30, 1999 at September 30, 1999
                            on     Value   --------------------- ----------------------
Name                     Exercise Realized  Vested    Unvested    Vested    Unvested
Lawrence A. Genovesi....   --       --           --         --   $      --  $       --
Douglas G. Bryant.......   --       --        19,451     84,949       8,105      26,404
William B. Elliott......   --       --        15,750     71,250       6,563      22,038
Timothy J. Dalton.......   --       --         9,187     60,413       3,828      17,882
Rene E. Thibault........   --       --           --     139,200         --       37,120
Robert F. Wambach.......   --       --           --     104,400         --       27,840

Benefit Plans

   1999 Stock Incentive Plan. Our 1999 stock incentive plan, as amended, was originally adopted by our board of directors in October 1999 and approved by our stockholders in November 1999. Up to 3,219,161 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) currently may be issued pursuant to awards granted under the 1999 plan. The number of shares that may be issued pursuant to the 1999 plan will be increased annually beginning on October 1, 2000 by the lesser of:

  .      shares;

  .  5% of the outstanding shares on the date of the increase; or

  .  a lesser amount determined by the board of directors.

Share increases may not exceed an aggregate of     shares during the term of
the 1999 plan.

   The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. Our officers, employees, directors, consultants and advisors are eligible to receive awards under the 1999 plan. The granting of awards under the 1999 plan is discretionary. Under present law, however, incentive stock options may be granted only to employees. Under the 1999 plan, no participant may receive any award for more than 500,000 shares in any calendar year.

   We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Network Engines. The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or, in connection with a "cashless exercise," through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payments.

   Our board of directors administers the 1999 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. Subject to any applicable limitations contained in the 1999 plan, our board of directors or a committee of the board of directors or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .  the exercise price of options;

  .  the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   Typically, for each option granted, 25% of the shares become exercisable on the first anniversary of the option grant and the remainder become exercisable in 12 equal installments at the rate of 6.25% of the shares each three-month period following the first anniversary of the option grant.

   The plan provides that in the event of a merger, liquidation or other acquisition event, each outstanding option or restricted stock award shall be assumed or an equivalent option or award substituted by the successor corporation, as determined by our board of directors, unless the successor corporation refuses to assume or substitute for the option or award, in which case those options or awards shall become fully vested and free of restrictions prior to the consummation of the acquisition event.

   No award may be granted under the 1999 plan after October 21, 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. As of March 31, 2000, 345,000 shares of common stock have been awarded and are subject to restrictions on transfer. Our board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors in March 2000 and will be approved by the stockholders in May 2000. The employee stock purchase plan authorizes the
issuance of up to a total of      shares of common stock to participating
employees.

   All of our employees, including our employee-directors, who are customarily employed by us for more than 20 hours a week and who are customarily employed by us for at least five months in a calendar year are eligible to participate in the employee stock purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

   The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations. On the first day of a designated payroll deduction period, referred to as the offering period, we will grant to each eligible employee who has elected to participate in the employee stock purchase plan an option to purchase shares of common stock. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the employee stock purchase plan, the option price is an amount equal to 85% of the fair market value per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the employee stock purchase plan will commence on the first date that we have filed with the Securities and Exchange Commission an effective registration statement on Form S-8 for purposes of registering under the Securities Act of 1933, or the Securities Act, all shares of our common stock issuable under the employee stock purchase plan, and shall end on December 31, 2000. The compensation committee may, in its discretion, choose an offering period of 12 months or less for each of the offerings and choose a different offering period for each offering.

   If an employee is not a participant on the last day of the offering period, the employee is not entitled to exercise any option, and the amount of the employee's accumulated payroll deductions will be refunded. An employee's rights under the employee stock purchase plan terminate upon voluntary withdrawal from the employee stock purchase plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to the accumulated payroll deductions in the participant's account.

   2000 Director Stock Option Plan. Our 2000 director stock option plan was adopted by our board of directors in March 2000 and will be approved by our stockholders in May 2000. Under the director plan, our directors who are not employees of Network Engines or a subsidiary of Network Engines receive non-
statutory options to purchase shares of common stock. A total of      shares of
common stock may be issued upon the exercise of options granted under the director plan.

   Pursuant to the director plan, each non-employee director who first becomes a non-employee director after the closing of this offering will be granted an
option to purchase      shares of common stock on the date of his or her
initial election to our board of directors, which will vest ratably over four years on each anniversary of the date of grant. In addition, each non-employee
director will receive an option to purchase      shares of common stock on the
date of each annual meeting of stockholders commencing with the 2001 annual meeting of stockholders (other than a director who was initially elected to the board of directors at any such annual meeting or, if previously, at any time after the prior year's annual meeting). The options granted annually vest upon the earlier of one year from the date of grant or the date immediately preceding the next annual meeting of stockholders, so long as the optionee remains our director. The exercise price per share of all such options will be the fair market value of a share of common stock on the date of grant.

   Employee Savings and Retirement Plan. We have an employment savings and retirement plan. The plan covers all of our full-time employees. Under the plan, participants may elect to defer a portion of their eligible compensation, subject to certain limitations. We do not match employee contributions to the plan.

   Management Incentive Plan. The compensation committee adopted a management incentive plan in February 2000. Under this plan, commencing with the quarterly period ending June 30, 2000, we will pay on a quarterly basis to each of our vice presidents and our president a percentage of their respective annual base salaries if we achieve our net revenue targets for that quarter. For the quarters ending June 30, 2000 and September 30, 2000, the compensation committee determined that the executives will receive 12.5% of their respective annual base salaries if targets for those periods are met.

Limitation of Liability and Indemnification

   Our second amended and restated certificate of incorporation provides that we will indemnify our directors and officers against all expenses and liabilities reasonably incurred in connection with the service for or on our behalf and that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. See "Description of Capital Stock--Limitation of Liability and Indemnification."

                           RELATED PARTY TRANSACTIONS

Transfer of P6000 Product Line

   In April 2000, we sold all of our inventory and test equipment related to the P6000 product line to Copernicus Systems, Inc., which is wholly-owned by Cheryl H. Smith. Ms. Smith, the wife of Mr. Genovesi, is a co-founder, stockholder and former director and officer of Network Engines. Our production and development of the P6000 product line has been discontinued and we have fully reserved for these assets on our balance sheet. In exchange for these assets, Copernicus Systems, Inc. agreed to pay to us royalties on future sales of the inventory and agreed to support P6000 units for which we have obligations under warranty or service contracts.

Loan and Guarantee from Lawrence A. Genovesi and Cheryl H. Smith

   In April 1993, Mr. Genovesi and Ms. Smith loaned us $26,175 in exchange for a promissory note bearing interest at 10% annually made in their favor. In January 1996, Ms. Smith also loaned us $4,300 in exchange for a promissory note bearing interest at 12% annually in her favor. The interest rate on each note was reduced by one-half in January 1999. These notes were paid in full and canceled in August 1999.

   In order to receive a Small Business Administration guarantee of 90% of a $100,000 note obtained in May 1994, Mr. Genovesi and Ms. Smith granted a second mortgage on their personal residence to the Small Business Administration. We repaid the loan in fiscal 1999.

Severance Arrangements with Cheryl H. Smith

   In January 1998, we and Ms. Smith executed a Severance Agreement and Release, pursuant to which we paid Ms. Smith approximately $72,000 and engaged Copernicus & Co., which is wholly-owned by Ms. Smith, as a consultant for one month at a fee of $300 per day. We and Ms. Smith released each other from most claims related to her employment by us.

Issuances of Preferred Stock to Directors and 5% Holders

   We have issued four series of preferred stock. Each series A, series B and series C preferred share is convertible upon the completion of this offering into three shares of our common stock. Each series D preferred share is convertible upon the completion of this offering into one share of our common stock. We issued the following number of shares of each series of preferred stock on the following dates:

  . On April 9, 1997, we issued an aggregate of 185,250 shares of series A preferred stock at $5.40 per share or $1.80 per share of common stock on an as-converted basis;

  . On January 13, 1999, we issued an aggregate of 357,142 shares of series B preferred stock at $7.70 per share or $2.57 per share of common stock on an as-converted basis;

  . On January 13 and June 30, 1999, we issued an aggregate of 1,123,549 shares of series C preferred stock at $7.70 per share or $2.57 per share of common stock on an as-converted basis; and

  . On December 20, 1999, we issued an aggregate of 3,581,554 shares of series D preferred stock at $7.05 per share or $7.05 per share of common stock on an as-converted basis.

   The following directors and 5% holders of our common stock and entities controlled by such persons or entities were issued the following number of shares of each series of preferred stock in exchange for cash or the cancellation of bridge notes:

                                         Series A  Series B  Series C  Series D
                                         Preferred Preferred Preferred Preferred
                                           Stock     Stock     Stock     Stock
5% Holders
  Ascent Venture Partners II, L.P.(1)...  148,200   285,714   111,298        --
  MD Co.................................      --        --    388,941    141,844
  Egan-Managed Capital, L.P.............      --        --    291,698    106,383
  HarbourVest VI-Direct Fund, L.P.......      --        --        --   1,985,816
  Canaan Equity Partners II, LLC........      --        --        --     709,220
Directors
  Dennis A. Kirshy......................      --        --      6,493      2,056
  Lawrence Kernan(2)....................      --        --      1,298        --
  Frank M. Polestra(3)..................      --        --      9,740        --

---------------------
(1) Ascent Venture Partners II, L.P. acquired all of its series A preferred stock and series B preferred stock and 77,922 of its series C preferred stock from Pioneer Ventures Limited Partnership II.

(2) Mr. Kernan may be deemed to beneficially own shares purchased by MD Co., which purchased 388,941 shares of series C preferred stock and 141,844 shares of series D preferred stock.

(3) Mr. Polestra may be deemed to beneficially own shares held by each of Ascent Venture Partners, L.P., which purchased 37,050, 71,428, and 27,824 shares of series A preferred stock, series B preferred stock and series C preferred stock, respectively, Ascent Venture Partners II, L.P., which purchased 148,200, 285,714 and 111,298 shares of series A preferred stock, series B preferred stock and series C preferred stock, respectively, Ascent Venture Partners III, L.P., which purchased 283,688 shares of series D preferred stock, and Le Serre, which purchased 4,544 shares of series C preferred stock.

Issuances of Common Stock to Directors and 5% Holders of our Common Stock

   On March 16, 2000, our board authorized the issuance of 5,000 shares of restricted common stock to each of Messrs. Kernan, Polestra and Wadsworth and Egan-Managed Capital, L.P.

   On November 18, 1999, we sold 150,000 shares of common stock to Mr. Genovesi for $0.60 per share in exchange for a $90,000 full recourse promissory note. The note from Mr. Genovesi is due on demand or on November 18, 2004 and accrues interest at 6.08% compounded annually. Pursuant to a stock restriction agreement, these 150,000 shares vest on a quarterly basis beginning on December 31, 1999 and ending on September 30, 2002. Each quarter, the amount that vests is determined based on the attainment of net revenue and net profit objectives set by the board of directors.

   We sold 90,000 shares of common stock to Mr. Kirshy for $0.18 per share on January 7, 1998. Pursuant to a stock restriction agreement, these 90,000 shares vest over three years, one-third on June 30, 1998 and 8.375% of the remainder each quarter until June 30, 2000. We sold 30,000 shares of common stock to Mr. Kirshy for $0.60 per share on November 18, 1999. Pursuant to a stock restriction agreement, one-half of these 30,000 shares vest one year after the sale and 12.5% of the remainder vest each quarter thereafter.

   We sold 75,000 shares of common stock to Mr. Blaeser for $0.60 per share on November 18, 1999. Pursuant to a stock restriction agreement, these 75,000 shares vest over four years, 25% upon the expiration of one year and 6.25% at the end of each quarter thereafter.

Issuance of Promissory Notes

   We have issued the following subordinated promissory notes bearing interest at 10% per annum to 5% holders of our common stock and entities controlled by such persons, all of which have been cancelled in exchange for series B or series C preferred stock:

     Name                                 Dates of Issuance   Aggregate Amount
     Ascent Venture Partners II,
      L.P.(1)........................... 10/16/1997-11/2/1998    $2,720,000
     MD Co..............................      12/8/1998             428,571(2)
     Egan-Managed Capital, L.P..........      12/8/1998             321,429(2)
     Frank Polestra(3)..................      8/12/1998              75,000(4)

---------------------
(1) The notes held by Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. were originally acquired by Pioneer Ventures Limited Partnership and Pioneer Ventures Limited Partnership II, respectively.

(2)  Bore interest at a rate of 15% per annum.

(3) Mr. Polestra is a Managing Member or General Partner of each of the general partners which control Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P.

(4) Mr. Polestra could have been deemed to beneficially own $680,000 in promissory notes issued to Ascent Venture Partners, L.P., $2,720,000 in promissory notes issued to Ascent Venture Partners II, L.P., and a $25,000 promissory note issued to Le Serre.

Issuance of Warrants to Purchase Common Stock

   Between October 16, 1997 and January 13, 1999, in connection with the sale of promissory notes or series C preferred stock, we issued warrants to purchase an aggregate of 682,200 shares of our common stock at an exercise price of $0.91667 per share with a ten year term to the following holders of 5% or more of our common stock on a fully converted basis and a director.

                             Original      Revised
                            Number of     Number of
                            Shares of     Shares of
                           Common Stock  Common Stock
                            Underlying    Underlying
Name (1)                     Warrants    Warrants (2)     Dates of Issuance
Ascent Venture Partners
 II, L.P.(3)..............   151,125       288,600      10/16/1997-11/2/1998

MD Co.....................   218,571            NA     12/8/1998 and 1/13/1999

Egan-Managed Capital,
 L.P......................   163,929            NA     12/8/1998 and 1/13/1999

Frank Polestra............     4,164(4)      8,325(5)         11/2/1998
                             -------       -------
 Total....................   537,789       679,425
                             =======       =======

---------------------
(1) See Notes to Table of Beneficial Ownership in "Principal Stockholders" for information relating to the beneficial ownership of the referenced shares.
(2) Reflects modification of the number of shares underlying bridge warrants issued on October 16, 1997, January 30, 1998, May 21, 1998, June 4, 1998,
    August 12, 1998, by agreements dated December 8, 1998 by and among Network Engines, Pioneer Ventures Limited Partnership, Pioneer Ventures Limited Partnership II, Mr. Polestra, Le Serre and other investors who received warrants on those dates.
(3) The warrants held by each of Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. were originally issued to Pioneer Ventures Limited Partnership and Pioneer Ventures Limited Partnership II, respectively.
(4) Mr. Polestra may be deemed to beneficially own warrants to purchase 37,782 shares of common stock issued to Ascent Venture Partners, L.P., warrants to purchase 151,125 shares of common stock issued to Ascent Venture Partners, II, L.P., and a warrant to purchase 1,386 shares of common stock issued to Le Serre.
(5) Mr. Polestra may be deemed to beneficially own warrants to purchase 72,150 shares of common stock issued to Ascent Venture Partners, L.P., warrants to purchase 288,600 shares of common stock issued to Ascent Venture Partners II, L.P. and a warrant to purchase 2,775 shares of common stock issued to Le Serre.

Issuance of Options to Purchase Common Stock

   We have granted options to executive officers, and we intend to grant additional options to our directors and executive officers in the future. See "Management--Option Grants in Last Fiscal Year," "--Benefit Plans" and "-- Director Compensation."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of the shares in this offering by:

  . each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

  .  each of our directors and named executive officers; and

  .  all our directors and executive officers as a group.

                                                Shares           Shares
                                             Beneficially     Beneficially
                                            Owned Prior to   Owned After the
                                            the Offering(1)    Offering(1)
                                           ----------------- ---------------
Name and Address of Beneficial Owner        Number   Percent Number  Percent
HarbourVest Partners VI--Direct Fund,
 L.P...................................... 1,985,816  17.6%
  c/o HarbourVest Partners, LLC
  One Financial Center, 44th Floor
  Boston, Massachusetts 02111
Ascent Venture Partners II, L.P. ......... 1,924,236  17.0
  255 State Street
  Boston, Massachusetts 02109
MD Co..................................... 1,527,238  13.5
  125 Cambridge Park Drive
  Cambridge, Massachusetts 02140-2314
Egan-Managed Capital, L.P................. 1,145,406  10.1
  Thirty Federal Street
  Boston, Massachusetts 02110
Canaan Equity Partners II, LLC(2).........   709,220   6.3
  105 Rowayton Avenue
  Rowayton, Connecticut 06853-1436
Directors and Executive Officers
Lawrence A. Genovesi(3)................... 1,050,000   9.3
Douglas G. Bryant(4)......................    46,518     *
Timothy J. Dalton(5)......................    28,312     *
William B. Elliott(6).....................    36,187     *
Rene E. Thibault(7).......................    26,100     *
Robert F. Wambach(8)......................    26,100     *
John A. Blaeser...........................    75,000     *
Lawrence Kernan(9)........................ 1,531,132  13.6
Dennis A. Kirshy(10)......................   135,535   1.2
Frank M. Polestra(11)..................... 2,742,932  24.3
Michael H. Shanahan(12)................... 1,145,406  10.1
Robert M. Wadsworth(13)................... 1,985,816  17.6
All executive officers and directors as a
 group (12 persons)(14)................... 8,829,038  78.2%

---------------------
* Less than 1% of the outstanding common stock.

---------------------
(1) The number of shares of common stock deemed outstanding prior to this offering includes: (i) 11,292,768 shares of common stock outstanding as of
     March 31, 2000; and (ii)        shares issuable pursuant to options and
     warrants held by the respective person which may be exercised within 60 days after March 31, 2000 set forth below. The number of shares of common stock deemed outstanding after this offering includes the shares that we are offering for sale in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The fact that we have included these "beneficially owned" shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, the address of each person listed is c/o Network Engines, Inc., 61 Pleasant Street, Randolph, MA 02368.

(2) Includes 464,540 shares owned by Caanan Equity II L.P., 36,879 shares owned by Caanan Equity II Entrepeneurs LLC, and 207,801 shares owned by Caanan Equity II L.P. (QP).

(3) Includes 300,000 shares of common stock owned by Cheryl H. Smith, the wife of Mr. Genovesi. Mr. Genovesi disclaims beneficial ownership of all shares owned by Ms. Smith.

(4) Includes 6,525 shares subject to options exercisable within 60 days following March 31, 2000.

(5) Includes 4,350 shares subject to options exercisable within 60 days following March 31, 2000.

(6) Includes 3,187 shares subject to options exercisable within 60 days following March 31, 2000.

(7) Includes 8,700 shares subject to options exercisable with 60 days following March 31, 2000.

(8) Consists of 26,100 shares subject to options exercisable within 60 days following March 31, 2000.

(9) Includes 1,527,238 shares owned by MD Co. Mr. Kernan may be deemed to have or share voting or investment power with respect to these shares. He is a Principal of MDT Advisers, Inc., which controls MD Co. Mr. Kernan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(10) Includes 3,000 shares of common stock held by Mr. Kirshy's son, Wade G. Kirshy. Mr. Kirshy disclaims beneficial ownership of the 3,000 shares held by Wade G. Kirshy.

(11) Includes 16,407 shares owned by Le Serre, 481,056 shares owned by Ascent Venture Partners, L.P., 1,924,236 shares owned by Ascent Venture Partners II, L.P. and 283,688 shares owned by Ascent Venture Partners III, L.P. Mr. Polestra may be deemed to have or share voting or investment power with respect to these shares. Mr. Polestra is a Managing Member or General Partner of each of the general partners which control Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. Mr. Polestra disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(12) Includes 1,145,406 shares owned by Egan-Managed Capital, L.P. Mr. Shanahan may be deemed to have or share voting or investment power with respect to these shares. He is a General Partner of Egan-Managed Capital, L.P. Mr. Shanahan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(13) Includes 1,985,816 shares owned by HarbourVest Partners VI--Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment with respect to these shares. He is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(14) Includes 68,512 shares subject to options exercisable within 60 days following March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Because this is a summary description, it does not describe every term of our capital stock contained in our second amended and restated certificate of incorporation. We refer you to the provisions of Delaware corporate law and of our second amended and restated certificate of incorporation and our second amended and restated by-laws, which you can access through EDGAR at www.sec.gov/edgarhp.htm.

   Effective upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.01 par value per share.

   As of December 31, 1999, we had outstanding:

  .     shares of common stock held by 30 stockholders of record;

  .     shares of preferred stock held by 42 stockholders of record;

  .  options to purchase    shares of common stock; and

  .  warrants to purchase    shares of common stock.

   Upon the closing of this offering, all outstanding shares of preferred stock
will automatically convert into           shares of common stock. The options
and warrants will remain outstanding.

   The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our second amended and restated certificate of incorporation and second amended and restated by-laws, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   Based upon the number of shares outstanding as of December 31, 1999, giving
effect to the conversion of all shares of preferred stock into           shares
of common stock upon the closing of this offering, and giving effect to the issuance of the shares of common stock offered by us in this offering, there
will be           shares of common stock outstanding upon the closing of this offering. In addition, as of December 31, 1999, there were outstanding stock
options for the purchase of a total of    shares of common stock and warrants
for the purchase of    shares of common stock.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the annual meeting of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Network Engines, the holders of common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

Preferred Stock

   Our board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of up to 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

   Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Registration Rights

   According to the terms of an investor rights agreement, beginning six months
following the date of the closing of this offering, the holders of     shares
of common stock and     shares of common stock issuable upon conversion of
warrants, including Ascent Venture Partners II, L.P., HarborVest VI-Direct Fund, L.P., MD Co., Egan-Managed Capital, L.P. and Canaan Equity Partners II LLC, may require us to file a registration statement under the Securities Act.
To demand such registration, stockholders holding an aggregate of     of those
shares must request that we file a registration statement to register the resale of their shares. Those stockholders must also request registration of enough shares so that the offering would have an anticipated aggregate offering price of $5.0 million. We are required to effect up to two of these demand registrations.

   Additionally, these holders of     shares of common stock will have
incidental registration rights with respect to the future registration of our shares of common stock under the Securities Act; these holders are entitled to notice of any future registration and to include their shares in such registration.

   At any time we become eligible to file a registration statement on Form S-3 under the Securities Act, upon the request of holders of not less than shares of common stock, we must effect a registration on Form S-3. However, the registration must have a minimum anticipated aggregate offering price of $1.0 million.

   These registration rights are subject to conditions and limitations, including, in the case of an underwritten public offering, the right of the managing underwriter to limit the number of shares of common stock to be included in the registration. We are generally required to bear all the expenses of registrations under the investor rights agreement, except underwriting discounts and commissions. The investor rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they might incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

Warrants

   As of December 31, 1999, the following warrants to purchase a total of 940,170 shares of our common stock were outstanding:

         Number of
         Shares of
        Common Stock              Exercise Price                        Expiration Date
           21,000                    $1.3333                               July 31, 2002
           54,795                     0.1833                             August 31, 2002
           24,000                     0.9167                           February 23, 2003
          111,000                     0.9167                            October 15, 2007
           83,250                     0.9167                            January 29, 2008
           22,200                     0.9167                                May 20, 2008
           88,800                     0.9167                                June 3, 2008
          127,650                     0.9167                             August 12, 2008
            5,550                     0.9167                           September 8, 2008
           19,425                     0.9167                            November 2, 2008
          300,000                     0.9167                            December 8, 2008
           82,500                     0.9167                            January 13, 2009

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our second amended and restated certificate of incorporation and second amended and restated by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--Election of Directors." Under our second amended and restated certificate of incorporation and second amended and restated by-laws any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Network Engines.

   Our second amended and restated certificate of incorporation and second amended and restated by-laws also provide that, after the closing of this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our second amended and restated certificate of incorporation and second amended and restated by-laws further provide that special meetings of the stockholders may only be called by the Chairman of the board of directors, the Chief Executive Officer, the President, or by the board of directors. Under the second amended and restated by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our second amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote, subject to any limitations set forth in the restated by-laws. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

   Our second amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for or on our behalf. In addition, our second amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is EquiServe Trust Company.

Nasdaq National Market Listing

   We have applied for quotation of our common stock on the Nasdaq National Market under the trading symbol "NENG."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering (assuming no exercise of the underwriters'
over-allotment option), we will have outstanding an aggregate of     shares of
common stock, assuming no exercise of outstanding options or warrants. Of the
total outstanding shares, the     shares sold in this offering will be freely
tradeable without restriction or further registration under the Securities Act except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 as described below.

Sales of Restricted Shares

   The remaining     shares of common stock held by existing stockholders are
"restricted shares," which means they were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these
restricted shares,     shares will be eligible for sale in the public market
without restriction upon the date of this prospectus and an additional     of
these restricted shares will be so eligible 90 days after that date in reliance
on Rule 144(k) and Rule 701, respectively.     of the restricted shares will be
eligible for sale commencing on or after such 90th day pursuant to the other provisions of Rule 144. In general, under these other provisions of Rule 144, a stockholder who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of common stock
     (approximately             shares immediately after this offering); or

  . the average weekly trading volume in the common stock as reported by Nasdaq during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), a stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell such shares without compliance with the foregoing requirements.

       of the restricted shares will be subject to "lock-up" agreements providing that the stockholders will not offer, sell or otherwise dispose of any shares owned by them for a period of 180 days after the date of this offering. However, holders of such restricted shares who have not been executive officers or directors of our company on or since the date of this prospectus may offer, sell or otherwise dispose of 25% of those shares on the later of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results, if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on such date is at least twice the price per share in the initial public offering. These stockholders may also offer, sell or otherwise dispose of an additional 25% of those shares 135 days after the date of this offering if the price per share of common stock has achieved the same target level for the 30 trading day period ending on such 135th day. However, Donaldson, Lufkin & Jenrette Securities Corporation, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration
of the lock-up agreements,     additional shares will become eligible for sale
pursuant to Rule 144(k),     additional shares will become eligible for sale
under the other provisions of Rule 144 and      additional shares will become
eligible for sale under Rule 701.

         Eligibility of Restricted Shares for Sale in the Public Market
               (Listed by date upon which shares become saleable)

                              Number of
            Date               Shares                  Comments
On the date of this                     Shares saleable under Rule 144(k)
 prospectus..................
90 days after the date of               Shares saleable under Rules 144 and 701
 this prospectus.............
Later of 90 days after the
 effective date or second
 trading day following first            Shares saleable under Rules 144 and 701
 public release of quarterly
 earnings(1).................
135 days after the effective            Shares saleable under Rules 144 and 701
 date(1).....................
180 days after the effective
 date (expiration of lock-              Shares saleable under Rules 144 and 701
 up).........................

---------------------
(1) The number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 of the 30 trading days ending on such date is at least twice the initial public offering price per share.

Options and Employee Compensation Shares

   Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus by:

  . persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144; and

  . our affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

   At , approximately shares of common stock were issuable pursuant to vested options or pursuant to other rights granted under our 1999 plan of which approximately shares are not subject to lock-up agreements with the underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this prospectus.

   Subject to the consent of Donaldson, Lufkin & Jenrette Securities Corporation as required by the underwriting agreement or after the expiration of the 180-day lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act following the date of this
prospectus, to register up to     shares of common stock underlying outstanding
stock options or other rights granted pursuant to our 1999 plan, employee stock
purchase plan and director plan, including the    shares of common stock
subject to options vested as of    , 2000, and     shares of common stock
reserved for issuance under our 1999 plan, employee stock purchase plan and director plan. Such registration statements are expected to become
effective upon filing. At such time, approximately     shares of common stock
issuable upon the exercise of options granted as of     and covered by these
registration statements will be vested and eligible for sale in the public market upon the exercise of underlying options to the extent not previously sold pursuant to Rule 701.

Registration Rights

   After this offering, the holders of           shares of common stock and
shares of common stock issuable upon conversion of warrants will be entitled to certain rights with respect to the registration of their shares under the Securities Act. After any such registration of these shares, such shares will be freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline. See "Description of Capital Stock--Registration Rights."

Pricing of the Offering

   Prior to this offering, there has been no public market for our common stock, and no predictions can be made as to the effect, if any, that market sales of shares of common stock from time to time, or the availability of shares for future sale, may have on the market price for the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the common stock and could impair our future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated               , 2000, the underwriters named below, who are represented
by Donaldson, Lufkin & Jenrette Securities Corporation, Dain Rauscher Incorporated, FleetBoston Robertson Stephens Inc., and DLJdirect Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                        Number
  Underwriters                                                         of Shares
  Donaldson, Lufkin & Jenrette Securities Corporation.................
  Dain Rauscher Incorporated..........................................
  FleetBoston Robertson Stephens Inc..................................
  DLJdirect Inc.......................................................
                                                                         ----
    Total.............................................................
                                                                         ====

   The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $          per
share. The underwriters may allow, and such dealers may re-allow, to other
dealers a concession not in excess of $          per share. After the initial
offering of the common stock, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   An electronic prospectus will be available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this web site relating to the offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in
part, up to an aggregate of             additional shares of common stock at
the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriter's percentage underwriting commitment.

   We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make.

   Each of Network Engines, our executive officers and directors and certain of our stockholders have agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, up to 50% of the shares of common stock subject to the restrictions described above (other than shares owned by directors and executive officers) will be released from these restrictions under the conditions described under the caption "Shares Eligible for Future Sale--Sales of Restricted Shares."

   In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Furthermore, none of our stockholders have registration rights, which have not been waived, that may be exercised during such 180-day period.

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered by this prospectus will be determined by negotiation among us and the underwriters. The factors to be considered in determining the initial public offering price include:

  .  the history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  the historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general condition of the securities markets at the time of the offering.

   The underwriters have reserved up to     shares of the common stock to be
sold in this offering for sale to some of our employees and associates of our employees and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our common stock at the same price that we are offering our shares to the general public. Prospective participants will not receive any investment materials other than a copy of this prospectus, and will be permitted to participate in this offering at the initial public price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement, of which this prospectus is a part, is effective and an initial public offering price has been established. The number of shares available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering materials or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of commons stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts and for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   Our financial statements as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 to register with the Commission the shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the common stock being registered and offered, but does not include all of the information you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for more information about our business and the shares of common stock being registered.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                             NETWORK ENGINES, INC.

                         Index to Financial Statements

                                                                           Page
Report of Independent Accountants........................................  F-2
Balance Sheets as of September 30, 1997 and 1998 and as of December 31,
 1999 (unaudited)........................................................  F-3
Statement of Operations for the years ended September 30, 1997, 1998 and
 1999 and the three months ended December 31, 1998 and 1999 (unaudited)..  F-4
Statement of Stockholders' Equity (Deficit) for the years ended September
 30, 1997, 1998 and 1999 and the three months ended December 31, 1999
 (unaudited).............................................................  F-5
Statement of Cash Flows for the years ended September 30, 1997, 1998 and
 1999 and the three months ended December 31, 1998 and 1999 (unaudited)..  F-6
Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Network Engines, Inc.:

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Network Engines, Inc. at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
November 22, 1999, except as to
 Note 13 for which the date is April 7, 2000

                             NETWORK ENGINES, INC.
                                 BALANCE SHEETS
                       (in thousands, except share data)

                                               As of              As of
                                           September 30,    December 31, 1999
                                          ----------------  -------------------
                                           1998     1999     Actual   Pro Forma
                                                               (unaudited)
                                                                      (Note 2)
                 Assets
Current assets:
 Cash and cash equivalents..............  $   113  $ 1,435  $ 24,876  $ 24,876
 Restricted cash........................      --       100       379       379
 Accounts receivable, less allowance for
  doubtful accounts of $107, $227 and
  $258 at September 30, 1998, 1999 and
  December 31, 1999 (unaudited),
  respectively..........................      492    2,025     2,215     2,215
 Inventories............................      587    1,251     1,728     1,728
 Prepaid expenses and other current
  assets................................       86      222       506       506
                                          -------  -------  --------  --------
 Total current assets...................    1,278    5,033    29,704    29,704
Property and equipment, net.............      452      831     1,147     1,147
Other assets............................      --       --         83        83
                                          -------  -------  --------  --------
  Total assets..........................  $ 1,730  $ 5,864  $ 30,934  $ 30,934
                                          =======  =======  ========  ========
 Liabilities, Redeemable Preferred Stock
   and Stockholders' Equity (Deficit)
Current liabilities:
 Bridge loans...........................  $ 3,717  $   --   $    --   $    --
 Accounts payable.......................      752    2,354     3,560     3,560
 Accrued interest.......................      247      --        --        --
 Accrued expenses.......................      363      614       493       493
 Deferred revenue.......................       29      105        97        97
 Current portion of capital lease
  obligations...........................       21       48        56        56
 Notes payable..........................       86       15       171       171
                                          -------  -------  --------  --------
 Total current liabilities..............    5,215    3,136     4,377     4,377
Capital lease obligations, net of
 current portion........................       69      132       120       120
Notes payable...........................      --        26         9         9
                                          -------  -------  --------  --------
 Total liabilities......................    5,284    3,294     4,506     4,506
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock:
 Series D redeemable convertible
  preferred stock, $.01 par value,
  3,581,554 shares authorized; 3,581,554
  and no shares issued and outstanding
  at December 31, 1999 (unaudited) and
  pro forma December 31, 1999
  (unaudited) (liquidation preference of
  $25,250 at December 31, 1999
  (unaudited))..........................      --       --     25,567       --
 Series C redeemable convertible
  preferred stock, $.01 par value,
  1,123,549 shares authorized;
  1,123,549, 1,123,549 and no shares
  issued and outstanding at September
  30, 1999, December 31, 1999
  (unaudited) and pro forma December 31,
  1999 (unaudited) (liquidation
  preference of $8,651 at December 31,
  1999 (unaudited)).....................      --     8,705     9,166       --
 Series B redeemable convertible
  preferred stock, $.01 par value,
  360,000 shares authorized; 357,142,
  357,142 and no shares issued and
  outstanding at September 30, 1999,
  December 31, 1999 (unaudited) and pro
  forma December 31, 1999 (unaudited)
  (stated at liquidation preference)....      --     2,750     2,750       --
 Series A redeemable convertible
  preferred stock, $.01 par value,
  185,250 shares authorized; 185,250,
  185,250, 185,250 and no shares issued
  and outstanding at September 30, 1998,
  1999, December 31, 1999 (unaudited)
  and pro forma December 31, 1999
  (unaudited) (liquidation preference of
  $1,000 at December 31, 1999
  (unaudited))..........................    1,000    1,012     1,044       --
                                          -------  -------  --------  --------
 Total redeemable convertible preferred
  stock.................................    1,000   12,467    38,527       --
Stockholders' equity (deficit):
 Common stock, $.01 par value,
  16,000,000 shares authorized;
  1,362,900, 1,371,945, 1,661,256 and
  10,240,633 shares issued and
  outstanding at September 30, 1998,
  1999, December 31, 1999 (unaudited)
  and pro forma December 31, 1999
  (unaudited)...........................       14       14        17       102
 Additional paid-in capital.............    1,036    2,962     5,425    43,867
 Accumulated deficit....................   (5,604) (11,434)  (13,020)  (13,020)
 Note receivable from stockholder.......      --       --        (90)      (90)
 Deferred stock compensation............      --    (1,439)   (4,431)   (4,431)
                                          -------  -------  --------  --------
 Total stockholders' equity (deficit)...   (4,554)  (9,897)  (12,099)   26,428
                                          -------  -------  --------  --------
  Total liabilities, redeemable
   convertible preferred stock and
   stockholders' equity (deficit).......  $ 1,730  $ 5,864  $ 30,934  $ 30,934
                                          =======  =======  ========  ========

    The accompanying notes are an integral part of the financial statements.

                             NETWORK ENGINES, INC.
                            STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                                Three Months
                                          Year Ended                Ended
                                         September 30,          December 31,
                                    -------------------------  ----------------
                                     1997     1998     1999     1998     1999
Net revenues......................  $   609  $ 1,102  $ 6,031  $   223  $ 4,415
Cost of revenues (excluding stock
 compensation of $16 and $12 for
 the year ended September 30, 1999
 and the three months ended
 December 31, 1999 (unaudited),
 respectively)....................      465    1,591    4,733      385    2,613
                                    -------  -------  -------  -------  -------
 Gross profit (loss)..............      144     (489)   1,298     (162)   1,802
Operating expenses:
 Research and development
  (excluding stock compensation of
  $37 and $48 for the year ended
  September 30, 1999 and the three
  months ended December 31, 1999
  (unaudited), respectively)......      395      923    2,564      317    1,174
 Selling and marketing (excluding
  stock compensation of $53 and
  $58 for the year ended September
  30, 1999 and the three months
  ended December 31, 1999
  (unaudited), respectively)......      477    1,593    2,920      558    1,615
 General and administrative
  (excluding stock compensation of
  $21 and $79 for the year ended
  September 30, 1999 and the three
  months ended December 31, 1999
  (unaudited), respectively)......      396      620      934      203      432
 Stock compensation...............      --       --       127      --       197
                                    -------  -------  -------  -------  -------
 Total operating expenses.........    1,268    3,136    6,545    1,078    3,418
                                    -------  -------  -------  -------  -------
Loss from operations..............   (1,124)  (3,625)  (5,247)  (1,240)  (1,616)
Interest income...................       12       18       52        2       50
Interest expense..................      (45)    (592)    (949)    (932)     (20)
                                    -------  -------  -------  -------  -------
Loss before extraordinary item....   (1,157)  (4,199)  (6,144)  (2,170)  (1,586)
Extraordinary gain on
 extinguishment of debt...........      --       --       314      --       --
                                    -------  -------  -------  -------  -------
Net loss..........................  $(1,157) $(4,199) $(5,830) $(2,170) $(1,586)
Accretion of redeemable
 convertible preferred stock......      --       --      (223)     --      (810)
                                    -------  -------  -------  -------  -------
Net loss attributable to common
 stockholders.....................  $(1,157) $(4,199) $(6,053) $(2,170) $(2,396)
                                    =======  =======  =======  =======  =======
Loss per common share before
 extraordinary item--basic and
 diluted..........................  $ (0.91) $ (3.28) $ (4.81) $ (1.66) $ (1.75)
Extraordinary item per common
 share--basic and diluted.........  $   --   $   --   $  0.24  $   --   $   --
                                    -------  -------  -------  -------  -------
Net loss per common share--basic
 and diluted......................  $ (0.91) $ (3.28) $ (4.57) $ (1.66) $ (1.75)
                                    =======  =======  =======  =======  =======
Shares used in computing basic and
 diluted net loss per common
 share............................    1,271    1,280    1,325    1,310    1,366
Pro forma net loss per common
 share--basic and diluted
 (unaudited)......................                    $ (1.58)          $ (0.31)
                                                      =======           =======
Shares used in computing basic and
 diluted pro forma net loss per
 common share (unaudited).........                      3,697             5,144

    The accompanying notes are an integral part of the financial statements.

                             NETWORK ENGINES, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                                     Note                      Total
                            Common Stock   Additional             Receivable    Deferred   Stockholders'
                          ----------------  Paid-in   Accumulated    from        Stock        Equity
                           Shares   Amount  Capital     Deficit   Stockholder Compensation   (Deficit)
Balance, September 30,
 1996...................  1,257,900  $ 13    $  462    $   (248)     $--        $   --       $    227
Issuance of common
 stock..................     15,000   --         25         --        --            --             25
Issuance costs
 associated with Series
 A redeemable
 convertible preferred
 stock..................        --    --        (48)        --        --            --            (48)
Net loss................        --    --        --       (1,157)      --            --         (1,157)
                          ---------  ----    ------    --------      ----       -------      --------
Balance, September 30,
 1997...................  1,272,900    13       439      (1,405)      --            --           (953)
Issuance of restricted
 common stock...........     90,000     1        16         --        --            --             17
Issuance of common stock
 warrants in connection
 with bridge loans......        --    --        581         --        --            --            581
Net loss................        --    --        --       (4,199)      --            --         (4,199)
                          ---------  ----    ------    --------      ----       -------      --------
Balance, September 30,
 1998...................  1,362,900    14     1,036      (5,604)      --            --         (4,554)
Issuance costs
 associated with Series
 C redeemable
 convertible preferred
 stock..................        --    --       (188)        --        --            --           (188)
Issuance of common stock
 upon stock option
 exercise...............      9,045   --          2         --        --            --              2
Issuance of common stock
 warrants in connection
 with bridge loans......        --    --        608         --        --            --            608
Issuance of common stock
 warrants in connection
 with Series C
 redeemable convertible
 preferred stock........        --    --        157         --        --            --            157
Issuance of common stock
 options to consultants
 and compensation
 expense for stock
 option modifications...        --    --          4         --        --            --              4
Deferred stock
 compensation related to
 grants of stock
 options................        --    --      1,566         --        --         (1,566)          --
Amortization of deferred
 stock compensation to
 expense................        --    --        --          --        --            127           127
Accretion of redeemable
 convertible preferred
 stock to redemption
 value..................        --    --       (223)        --        --            --           (223)
Net loss................        --    --        --       (5,830)      --            --         (5,830)
                          ---------  ----    ------    --------      ----       -------      --------
Balance, September 30,
 1999...................  1,371,945    14     2,962     (11,434)      --         (1,439)       (9,897)
Issuance of common stock
 upon stock option
 exercises (unaudited)..     34,311   --          8         --        --            --              8
Issuance of restricted
 common stock
 (unaudited)............    255,000     3       150         --        (90)          --             63
Issuance costs
 associated with Series
 D redeemable
 convertible preferred
 stock (unaudited)......        --    --        (74)        --        --            --            (74)
Deferred stock
 compensation related to
 grants of stock options
 (unaudited)............        --    --      3,189         --        --         (3,189)          --
Amortization of deferred
 stock compensation to
 expense (unaudited)....        --    --        --          --        --            197           197
Accretion of redeemable
 convertible preferred
 stock to redemption
 value (unaudited)......        --    --       (810)        --        --            --           (810)
Net loss (unaudited)....        --    --        --       (1,586)      --            --         (1,586)
                          ---------  ----    ------    --------      ----       -------      --------
Balance, December 31,
 1999 (unaudited).......  1,661,256  $ 17    $5,425    $(13,020)     $(90)      $(4,431)     $(12,099)
                          =========  ====    ======    ========      ====       =======      ========

    The accompanying notes are an integral part of the financial statements.

                             NETWORK ENGINES, INC.
                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                               Three Months
                                    Year Ended September           Ended
                                             30,               December 31,
                                   -------------------------  ----------------
                                    1997     1998     1999     1998     1999
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss......................... $(1,157) $(4,199) $(5,830) $(2,170) $(1,586)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
 Depreciation and amortization....      88      194      361       64      106
 Provision for inventory
  reserves........................      35      350      663       70       83
 Amortization of discount on note
  payable.........................     --       348      841      841      --
 Provision for doubtful
  accounts........................      37       50      120       30       30
 Gain on extinguishment of debt
  ................................     --       --      (314)     --       --
 Compensation expense related to
  common stock options............     --       --       131      --       197
 Changes in operating assets and
  liabilities:
  Accounts receivable.............     435     (427)  (1,653)     423     (220)
  Inventories.....................    (307)    (587)  (1,327)    (261)    (560)
  Prepaid expenses and other
   current assets.................     (14)     (71)    (136)     (67)    (284)
  Accounts payable................     (11)     447    1,602      (43)   1,206
  Accrued interest and expenses...     126      458      325      (44)    (121)
  Deferred revenue................     --        29       76       (5)      (8)
                                   -------  -------  -------  -------  -------
   Net cash used in operating
    activities....................    (768)  (3,408)  (5,141)  (1,162)  (1,157)
Cash flows used in investing
 activities:
 Purchase of property and
  equipment.......................    (185)    (343)    (623)     (61)    (422)
 Deposit of restricted cash.......     --       --      (100)     --      (279)
 Increase in other assets.........     --       --       --       --       (83)
                                   -------  -------  -------  -------  -------
   Net cash used in investing
    activities....................    (185)    (343)    (723)     (61)    (784)
Cash flows from financing
 activities:
 Proceeds from bridge loans.......     --     3,950    1,100    1,100      --
 Proceeds from notes payable......     --         4       56       56    2,205
 Payments on notes payable........     (40)    (112)    (101)     (11)  (2,066)
 Payments on capital lease
  obligations.....................     --       (11)     (27)     --        (4)
 Proceeds from issuance of common
  stock...........................      25       17        2      --        71
 Proceeds from issuance of
  redeemable convertible preferred
  stock, net......................     952      --     6,156      --    25,176
                                   -------  -------  -------  -------  -------
   Net cash provided by financing
    activities....................     937    3,848    7,186    1,145   25,382
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............     (16)      97    1,322      (78)  23,441
Cash and cash equivalents,
 beginning of period..............      32       16      113      113    1,435
                                   -------  -------  -------  -------  -------
Cash and cash equivalents, end of
 period........................... $    16  $   113  $ 1,435  $    35  $24,876
                                   =======  =======  =======  =======  =======
Supplemental cash flow
 information:
 Interest paid.................... $    29  $    29  $    36  $     7  $    20
Non-cash transactions:
 Acquisition of property and
  equipment under capital leases.. $   --   $   101  $   117  $   --   $   --
 Bridge loans and accrued interest
  converted to Series B and C
  redeemable convertible preferred
  stock........................... $   --   $   --   $ 5,057  $   --   $   --
 Restricted common stock issued in
  exchange for note receivable
  from stockholder................ $   --   $   --   $   --   $   --   $    90

    The accompanying notes are an integral part of the financial statements.

                             NETWORK ENGINES, INC.
                         NOTES TO FINANCIAL STATEMENTS
1. NATURE OF BUSINESS

 Business

   Network Engines, Inc. (the "Company") develops, markets and provides integrated and scalable server appliances that deliver Internet application functionality. The Company markets its products principally in North America through a direct sales organization, as well as through indirect channels consisting of original equipment manufacturers, resellers and systems integrators. The Company reports results in one operating segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

   The Company recognizes product revenue upon delivery, provided evidence of an arrangement has been received, no obligations remain outstanding and collectibility is reasonably assured. The Company recognizes license revenue upon sell through to the licensees' end users. License revenue was immaterial for all periods presented in these financial statements. The Company accrues for anticipated returns and warranty costs upon product delivery. Revenue from support contracts is recognized ratably over the term of the agreement.

 Unaudited Interim Financial Data

   The interim financial data as of December 31, 1999 and for the three months ended December 31, 1998 and 1999 have been derived from unaudited financial statements of the Company. Management believes these unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended December 31, 1998 and 1999 have not been audited and are not necessarily indicative of results to be expected for the full fiscal year.

 Concentrations of Risk

   Credit. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents, restricted cash and trade receivables. The Company invests primarily in money market funds of major financial institutions. The Company provides credit to customers in the normal course of business and does not require collateral from its customers but routinely assesses their financial strength. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

   Customers. Revenue of approximately $207,000 (34%), $140,000 (23%) and $128,000 (21%) was attributable to three customers during the year ended September 30, 1997. Revenue of approximately $562,000 (51%) and $132,000 (12%) was attributable to two customers during the year ended September 30, 1998. Revenue of approximately $2,774,000 (46%), $1,689,000 (28%) and $844,000 (14%)
was attributable to three customers during the year ended September 30, 1999.

                             NETWORK ENGINES, INC.

Revenue of approximately $107,000 (48%), $45,000 (20%) and $44,000 (19%) was
attributable to three customers during the three months ended December 31, 1998 (unaudited) and revenue of approximately $2,326,000 (53%) and $795,000 (18%) was attributable to two customers during the three months ended December 31, 1999 (unaudited).

   One customer accounted for approximately $491,000 (82%) of accounts receivable at September 30, 1998, three customers accounted for approximately $1,809,000 (80%) of accounts receivable as of September 30, 1999 and four customers accounted for approximately $1,861,000 (75%) of accounts receivable at December 31, 1999 (unaudited).

   Suppliers. Although the Company generally uses standard parts and components for its products, certain processor board components are currently available only from a single source. Other components and subassemblies are available only from limited sources. Although the Company believes that these components and subassemblies are sufficiently available from alternate sources in a reasonable amount of time, the reduction or interruption of supply, a significant price increase or engineering changes required by the use of alternate components and subassemblies could adversely affect the Company's operating results.

 Fair Value of Financial Instruments

   Financial instruments, including cash, cash equivalents, restricted cash, accounts receivable, accounts payable and redeemable convertible preferred stock, are carried in the financial statements at amortized cost which approximated fair value as of September 30, 1997, 1998 and 1999 and December 31, 1999 (unaudited).

 Cash, Cash Equivalents and Restricted Cash

   The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At September 30, 1999, the Company's cash equivalents of $1,372,000 consisted of investments in money market funds. These investments are stated at cost, which approximated fair value. At September 30, 1998, the Company had no cash equivalents. At September 30, 1999, $100,000 of cash was restricted and pledged as collateral to the Company's primary contract manufacturer. At December 31, 1999, $379,000 of cash was restricted and pledged as collateral to the Company's primary contract manufacturer and its facility landlord (unaudited).

 Inventories

   Inventories are valued at the lower of cost or market, with cost determined using the first-in, first-out method.

 Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Property and equipment held under capital leases are stated at the present

                             NETWORK ENGINES, INC.

value of the minimum lease payments at the inception of the lease and are amortized using the straight-line method over the lesser of the life of the related asset or the term of the lease. Upon retirement or sale, the cost of the assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss. Repairs and maintenance are charged to expense as incurred.

 Research and Development

   Research and development costs, except for certain software development costs, are expensed as incurred. Software development costs incurred after technological feasibility has been achieved and until the products are available for general release are capitalized and amortized as the greater of the ratio of current revenues to total expected revenues from the product or straight-line method over the remaining estimated economic life of the product. Costs of internally developed software which qualify for capitalization have not been material to date.

 Accounting for Stock-Based Compensation

   Stock options and restricted stock issued to employees and members of the Company's Board of Directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"); accordingly, compensation expense is recorded for options and restricted stock awarded to employees and directors to the extent that the exercise or purchase prices are less than the common stock's fair market value on the date of grant, where the number of shares and exercise or purchase price are fixed. The difference between the fair value of the Company's common stock and the exercise or purchase price of the stock option or restricted stock award is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option or restricted stock. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (see
Note 8). Stock-based awards to non-employees are accounted for under provisions of SFAS 123.

 Income Taxes

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation reserve against deferred tax assets is recorded, if based upon weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                             NETWORK ENGINES, INC.

 Comprehensive Income (Loss)

  Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss). Comprehensive loss is equal to net loss for the years ended September 30, 1997, 1998 and 1999 and the three month periods ended December 31, 1998 and 1999 (unaudited).

 Net Loss Per Common Share--Historical

   Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Restricted common shares that are vested at the end of each reporting period have been included as common shares outstanding for the basic net loss per share calculation during that period; unvested restricted shares have not been included in the basic net loss per common share calculation. There is no difference between basic and diluted net loss per share since potential common shares from the conversion of redeemable convertible preferred stock and the exercises of options and warrants are dilutive for all periods presented. The calculations of diluted net loss per common share for the years ended September 30, 1997, 1998 and 1999 and the three months ended December 31, 1998 and 1999 do not include 655,545, 1,557,198, 6,712,854, 1,889,373
(unaudited) and 10,653,297 (unaudited) potential shares of common stock equivalents, including common stock options and warrants and redeemable convertible preferred stock, respectively.

 Net Loss Per Common Share--Pro Forma

   The unaudited pro forma net loss per common share for the year ended September 30, 1999 and the three months ended December 31, 1999 is calculated assuming the automatic conversion of all preferred stock outstanding had occurred as of the beginning of the period or as of the date of issuance of the preferred stock, if later. Therefore, accretion of the redeemable convertible preferred stock is excluded from the calculation of pro forma net loss per common share. The redeemable convertible preferred stock automatically converts into 8,579,377 shares of common stock upon the completion of the Company's initial public offering. The calculations of pro forma diluted net loss per common share for the year ended September 30, 1999 and the three months ended December 31, 1999 do not include 1,715,031 and 2,073,920 (unaudited) potential shares of common stock equivalents as their inclusion would be dilutive, respectively.

 Unaudited Pro Forma Balance Sheet

   Under the terms of the Company's redeemable convertible preferred stock, all shares of such preferred stock will automatically convert into common stock upon completion of the Company's initial public offering of common stock. The unaudited pro forma balance sheet reflects the conversion of the outstanding shares of redeemable convertible preferred stock into 8,579,377 shares of common stock, as if the conversions had occurred on December 31, 1999.

                             NETWORK ENGINES, INC.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because the Company does not currently hold any derivative instruments and does not currently engage in hedging activities, the adoption of SFAS 133 is not expected to have a material impact on its financial position or operating results.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This bulletin summarizes certain views of the staff of the Securities and Exchange Commission (the "Staff") on applying generally accepted accounting principals to revenue recognition in financial statements. The Staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company does not expect the application of SAB 101 to have a material impact on the Company's financial position or results of operations.

3. INVENTORIES

   Inventories consisted of the following at September 30, 1998, 1999 and December 31, 1999 (unaudited) (in thousands):

                                                      September 30, December 31,
                                                      ------------- ------------
                                                      1998   1999       1999
Raw materials........................................ $ 293 $   845    $  839
Work in process......................................   121     120       265
Finished goods.......................................   173     286       624
                                                      ----- -------    ------
                                                      $ 587 $ 1,251    $1,728
                                                      ===== =======    ======

                             NETWORK ENGINES, INC.

4. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following at September 30, 1998 and 1999 (in thousands):

                                            Useful Life           1998 1999
      Office furniture and
       equipment                              5 years             $163  $351
      Engineering and production
       equipment                              3 years              173   404
      Computer equipment and
       software                               3 years              335   642
      Leasehold improvements      Lesser of 3 years or lease term  210   210
                                                                  ---- -----
                                                                   881 1,607
      Less: accumulated
       depreciation and
       amortization                                                429   776
                                                                  ---- -----
                                                                  $452  $831
                                                                  ==== =====

   As of September 30, 1998 and 1999, the Company had approximately $89,000 and $165,000 (net of approximately $11,000 and $53,000 of accumulated amortization) of office furniture, computer software and equipment under capital leases, respectively.

   Depreciation and amortization expense was approximately $88,000, $194,000 and $361,000 for the years ended September 30, 1997, 1998 and 1999, respectively.

5. BRIDGE LOANS

   During the year ended September 30, 1998, the Company issued a series of uncollateralized subordinated promissory notes totaling $3,950,000 that were payable on demand with an interest rate of 10% per annum. As of September 30, 1998, no principal or interest had been paid. In connection with these promissory notes, the Company granted warrants to purchase 658,293 shares of common stock at an exercise price of $0.92 per share. These warrants were immediately exercisable on the date of issue and expire after ten years. The fair value of the warrants on the date of issue of approximately $581,000 was recorded in stockholders' equity (deficit) and as a discount on the related notes payable. The discount was amortized as interest expense over the estimated life of the notes and resulted in additional interest expense of $348,000 and $233,000 during the years ended September 30, 1998 and 1999, respectively.

   During the year ended September 30, 1999, the Company issued a series of uncollateralized subordinated promissory notes totaling $1,100,000 that were payable on demand with interest rates of 10% and 15%. In connection with these notes, the Company granted warrants to purchase 319,425 shares of the Company's common stock at an exercise price of $0.92 per share. The fair value of the warrants on the date of issue of approximately $608,000 was recorded in stockholders' equity (deficit) and as a discount on the related notes payable. The discount was amortized as interest expense during the year ended September 30, 1999.

                             NETWORK ENGINES, INC.

   On January 13, 1999, the Company converted approximately $2,750,000 of the subordinated promissory notes into 357,142 shares of Series B redeemable convertible preferred stock ("Series B Preferred") and approximately $2,300,000 of the subordinated promissory notes plus approximately $7,000 of accrued interest into 299,631 shares of Series C redeemable convertible preferred stock ("Series C Preferred"). The note holders forgave $263,245 of accrued interest upon the conversion of the subordinated promissory notes. The interest forgiveness has been recorded as an extraordinary gain on extinguishment of debt.

6. NOTES PAYABLE

   Notes payable consisted of the following at September 30, 1998 and 1999 (in thousands):

                                                                      1998  1999
      Equipment line of credit....................................... $ --  $41
      Note payable...................................................    17 --
      Credit card debt...............................................    44 --
      10% note payable to officer and stockholders...................    21 --
      12% note payable to former officer and stockholder.............     4 --
                                                                      ----- ---
      Total notes payable............................................    86  41
      Less current portion...........................................    86  15
                                                                      ----- ---
      Long-term notes payable........................................ $ --  $26
                                                                      ===== ===

   In May 1994, the Company issued a $100,000 note payable to a bank with 60-monthly payments of principal and interest through May 1999. The interest rate on the note was determined monthly as prime plus 2.25%. In accordance with the note's terms, this note was paid in full as of May 1999.

   In March 1996, the Company obtained a credit card with a maximum limit of $50,000. The interest rate on the credit card is prime plus 6.75% (14.75%, 15% and 15.25% at September 30, 1999, 1998 and 1997, respectively).

   At September 30, 1998, the Company had an uncollateralized note payable of approximately $21,000 with two stockholders. The original maturity of this note payable was April 30, 1996 and the Company had been charged a late payment fee of 3% per month since the maturity date. At September 30, 1998, the Company had an additional uncollateralized note payable of approximately $4,000 with a former officer and stockholder. No interest or late fees had been paid on either note as of September 30, 1998. During the year ended September 30, 1999, the Company entered into an agreement with the holders of the related party notes whereby the interest rate on each note was halved, no further interest accrued after January 13, 1999 and all late fees were waived. In total, approximately $51,000 of interest and late fees were forgiven during the year ended September 30, 1999. Both notes and the remaining accrued interest were paid in full in August 1999. The interest forgiveness and waiver of late fees have been recorded as an extraordinary gain on extinguishment of debt.

                             NETWORK ENGINES, INC.

   In November 1998, the Company entered into a line of credit for the purchase of equipment with a maximum limit of $60,000. The interest rate on the line is determined on the average daily balance of prime plus 1.0% (9.0% at September 30, 1999). Under the terms of the agreement, any equipment advances that were outstanding on November 30, 1998 (approximately $56,000) were payable in 34 equal monthly installments of principal, plus accrued interest, commencing December 31, 1998. Equipment advances, once repaid, may not be re-borrowed. The line of credit is collateralized by substantially all of the assets of the Company.

   The aggregate amounts of notes payable due as of September 30, 1999 were as follows (in thousands):

      Year ended September 30,
      2000.................................................................. $22
      2001..................................................................  21
      2002..................................................................   2
                                                                             ---
      Total payments........................................................  45
      Less amounts representing interest....................................   4
                                                                             ---
                                                                              41
      Less amounts due within one year......................................  15
                                                                             ---
      Long-term portion..................................................... $26
                                                                             ===


   On September 28, 1998, the Company entered into an Accounts Receivable Purchase Agreement (the "Agreement") with a bank. Under the terms of the Agreement, the bank agreed to pay the Company 85% of approved receivables and hold the remaining 15% in reserve until collected by the bank. The total of all receivables purchased may not exceed $1,000,000 at any time. The Company is charged a finance fee of 1% per month on outstanding Purchased Receivables and a one-time administrative fee for each Purchased Receivable of .25% of the receivable. Receivables purchased are collateralized by all of the assets of the Company. The term of this Agreement is for one year and from year to year thereafter unless terminated by either party. No amounts were outstanding under this Agreement at September 30, 1998 or 1999.

                             NETWORK ENGINES, INC.

7. STOCKHOLDERS' EQUITY (DEFICIT)

 Redeemable Convertible Preferred Stock

   The following table summarizes redeemable convertible preferred stock activity (in thousands, except share data):

                                                                 Redeemable
                                                                 Convertible
                                                               Preferred Stock
                                                              -----------------
                                                               Shares   Amount
      April 1997 issuance of Series A redeemable convertible
       preferred stock.......................................   185,250 $ 1,000
                                                              --------- -------
      Balance, September 30, 1997 and 1998...................   185,250   1,000
      January 1999 issuance of Series B redeemable
       convertible preferred stock upon conversion of bridge
       loans.................................................   357,142   2,750
      January 1999 issuance of Series C redeemable
       convertible preferred stock upon conversion of bridge
       loans.................................................   299,631   2,307
      January 1999 issuance of Series C redeemable
       convertible preferred stock for cash..................   422,102   3,093
      June 1999 issuance of Series C redeemable convertible
       preferred stock for cash..............................   401,816   3,094
      Accretion of redeemable convertible preferred stock to
       redemption value......................................       --      223
                                                              --------- -------
      Balance, September 30, 1999............................ 1,665,941  12,467
      December 1999 issuance of Series D redeemable
       convertible preferred stock for cash (unaudited)...... 3,581,554  25,250
      Accretion of redeemable convertible preferred stock to
       redemption value (unaudited)..........................       --      810
                                                              --------- -------
      Balance, December 31, 1999 (unaudited)................. 5,247,495 $38,527
                                                              ========= =======

   As of September 30, 1999, the Company had three series of redeemable convertible preferred stock: Series A preferred stock ("Series A Preferred"), Series B Preferred and Series C Preferred (collectively, the "Preferred Stock") and had reserved 4,997,823 shares of its common stock for the conversion of all Preferred Stock.

   The Preferred Stock is convertible into common stock at any time, at the option of the holder, based on specified formulas, subject to anti-dilution adjustments, as defined. At September 30, 1999, each share of Preferred Stock was convertible into three shares of common stock. Each share of Series B Preferred and Series C Preferred will automatically convert into common stock upon an initial public offering of common stock at a price per share of at least $7.70 and proceeds to the Company of at least $30,000,000. Each share of Series A Preferred will automatically convert into common stock upon an initial public offering of common stock at a price per share of at least $5.40 and proceeds to the Company of at least $10,000,000. Additionally, at the election of 75% of the

                             NETWORK ENGINES, INC.

holders of Series A Preferred or Series B Preferred, all shares of Series A Preferred or Series B Preferred, respectively, will automatically convert into shares of common stock.

   Holders of the Preferred Stock are entitled to votes equaling the number of shares of common stock into which their shares may be converted. The holders of Preferred Stock are entitled to annual, cumulative dividends of $0.432 for Series A Preferred and $0.693 for Series B Preferred and Series C Preferred when and if declared by the Company's Board of Directors. If the Company pays dividends of less than the total amount of unpaid dividends, such payments will be made first to the holders of Series C Preferred until paid in full, then to the holders of Series B Preferred until paid in full and then to the holders of Series A Preferred. No dividends may be paid to the holders of common stock until all unpaid dividends on the Preferred Stock have been paid.

   In the event of liquidation, dissolution or winding up of the Company, the holders of Series C Preferred are entitled to a liquidation preference of $7.70 per share plus all declared and unpaid dividends thereon, prior to any distributions to holders of the Series A Preferred, Series B Preferred or common stock. Upon satisfaction of the Series C Preferred liquidation preference, the holders of Series B Preferred are entitled to a liquidation preference of $7.70 per share plus all declared and unpaid dividends thereon, prior to any distributions to holders of the Series A Preferred or common stock. Upon the satisfaction of the Series C Preferred and Series B Preferred liquidation preferences, the holders of Series A Preferred are entitled to a liquidation preference of $5.40 per share plus all declared and unpaid dividends thereon, prior to any distributions to holders of common stock. However, to the extent any net assets available for distribution to shareholders exceeds $125 million, the entire amount of such assets would be distributed ratably among the holders of shares of common stock and Preferred Stock as if converted into shares of common stock.

   The Company, upon written notice from the holders of at least two-thirds of the Series C Preferred, is obligated to redeem all or any portion (but not less than one-third of the shares of the holders electing to redeem) of the Preferred Stock after January 2003. The redemption price per share for the Series C Preferred would be the sum of the liquidation value per share and the amount calculated as the current valuation of the Company less the aggregate liquidation value for all shares of Preferred Stock divided by the fully diluted number of outstanding shares of common stock. If based on the then current valuation of the Company, the net assets available for distribution to shareholders exceeds $125 million, then the redemption price for each share of Series C Preferred would be the amount payable if the entire net assets of the Company were distributed ratably among the holders of shares of common stock and Preferred Stock as if converted into shares of common stock. The redemption price per share for Series B Preferred would be the liquidation value per share. The redemption price per share for holders of Series A Preferred would be the greater of the liquidation value per share or the current fair market value per share that factors in aggregate consideration received upon the assumed exercise of all derivative securities. If the Company does not have sufficient funds for all requested redemptions, payment will be made first to the holders of Series C Preferred until paid in full, then to the holders of Series B Preferred until paid in full and then to the holders of Series A Preferred. The Company has the option to redeem shares for cash or

                             NETWORK ENGINES, INC.

in the form of an 18-month pre-payable note bearing interest at prime plus 2%, secured by the available assets of the Company.

 Common Stock

   On November 12, 1999, the Company completed a three-for-one split of the Company's common stock, which was effected as a 200% stock dividend distributed to holders of common stock of record as of October 21, 1999 (the "Stock Split"). All common stock share and per share amounts that appear in the financial statements and the notes thereto have been restated to reflect this Stock Split.

   On January 7, 1998, the Company issued 90,000 shares of restricted stock at $0.18 per share to a director of the Company. In accordance with the restricted stock agreement, the Company has the right to buy back any unvested shares at the same purchase price if the director ceases to be affiliated with the Company. Shares vest 33% as of June 30, 1998 and 8.375% per quarter thereafter. As of September 30, 1999, 22,613 shares remained unvested.

   In November 1999, the Company issued 255,000 shares of restricted stock at $0.60 per share to certain officers and directors of the Company. Of these shares, 30,000 shares vest 50% on November 18, 2000 and 12.5% per quarter thereafter and 75,000 shares vest 25% on November 18, 2000 and 6.25% per quarter thereafter. The remaining 150,000 shares vest quarterly upon the achievement of certain financial targets or in December 2004, whichever is earlier. Unvested restricted shares are subject to forfeiture in the event that an employee ceases to be employed by the Company or a director ceases to be a director of the Company. The Company recorded deferred stock compensation of $1,206,000, which represents the excess of the fair value of the restricted shares at the date of issue over the purchase price. Compensation expense will be recognized ratably over the vesting period of the restricted stock. For the three months ended December 31, 1999, the Company recognized $38,000 of related stock compensation expense.

   In connection with the November 1999 restricted stock grants, the Company accepted a recourse note payable from an officer of the Company in the amount of $90,000. This note has an interest rate of 6.08% and is payable on the earlier of demand by the Company or November 18, 2004.

8. STOCK OPTION PLAN

   Options to purchase shares of the Company's common stock have been granted to employees and directors under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), which was adopted by the Board of Directors in November 1997. A maximum of 954,600 shares of common stock may be issued under the amended 1997 Plan. Options are granted for terms of up to ten years and vest over varying periods, generally 25% on the first anniversary of the grant date and thereafter in equal quarterly installments over the next three years. The option price per share is determined by the Board of Directors.

                             NETWORK ENGINES, INC.

   On October 21, 1999, the Company's Board of Directors approved, subject to shareholder approval, the Company's 1999 Stock Incentive Plan (the "1999 Plan"). Under the 1999 Plan, stock option and restricted stock or other stock-based awards for up to 944,561 shares of common stock may be issued to employees, officers, directors, consultants and advisors of the Company.

   Stock option activity for the 1997 Plan and 1999 Plan (the "Plans"), since October 1, 1997 was as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
      Outstanding, October 1, 1997..........................       --    $ --
        Granted.............................................   352,860    0.18
        Exercised...........................................   (90,000)   0.18
        Canceled............................................   (19,500)   0.18
                                                             ---------
      Outstanding, September 30, 1998.......................   243,360    0.18
        Granted.............................................   637,590    0.35
        Exercised...........................................    (9,045)   0.18
        Canceled............................................   (97,044)   0.21
                                                             ---------
      Outstanding, September 30, 1999.......................   774,861    0.32
        Granted (unaudited).................................   431,600    1.22
        Exercised (unaudited)...............................   (34,311)   0.23
        Canceled (unaudited)................................   (34,500)   0.33
                                                             ---------
      Outstanding, December 31, 1999 (unaudited)............ 1,137,650    0.66
                                                             =========   =====

   As of September 30, 1999 and December 31, 1999, options to purchase 79,966 and 60,577 shares of common stock were exercisable with a weighted-average exercise price of $0.20 and $0.20, respectively. No options were exercisable at September 30, 1998. The weighted average fair value of options granted during the year ended September 30, 1998 was $0.05 per share; all options were granted with an exercise price equal to fair market value. The weighted average fair values of options granted during the year ended September 30, 1999 with exercise prices equal to the fair market value and with exercise prices at below fair market value were $0.04 (12,750 options) and $2.62 (624,840 options) per share, respectively. As of September 30, 1999 and December 31, 1999 (unaudited), 80,694 and 373,155 shares were available for future grants under the Plans.

   The following table summarizes the stock options outstanding at December 31, 1999 (unaudited):

                            Number of               Remaining               Number of
           Exercise          Options               Contractual               Options
            Price          Outstanding           Life (in years)           Exercisable
            $0.18             145,710                  8.06                  58,327
             0.33             517,740                  9.35                     --
             0.60             362,900                  9.88                   2,250
             3.00             111,300                 10.00                     --
                            ---------                                        ------
                            1,137,650                                        60,577
                            =========                                        ======

                             NETWORK ENGINES, INC.

   During the year ended September 30, 1999 and the three months ended December 31, 1999 (unaudited), the Company recorded deferred compensation for restricted stock and stock options granted to employees at prices deemed to be below fair market value for financial reporting purposes of approximately $1,566,000 and $3,189,000, respectively. The Company is recognizing the compensation expense over the vesting period. The Company recognized compensation expense relating to deferred compensation of approximately $127,000 and $197,000 for the year ended September 30, 1999 and the three months ended December 31, 1999 (unaudited), respectively.

   Had compensation expense for the Company's Plans been determined based on the fair value at the date of grant for awards made since the Plans' adoption, consistent with the provisions of SFAS 123, the Company's net loss attributable to common stockholders and net loss per common share for the years ended September 30, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                               1998                 1999
                                       -------------------- --------------------
                                                      Net                  Net
                                         Net loss    loss     Net loss    loss
                                       attributable   per   attributable   per
                                        to common   common   to common   common
                                       stockholders  share  stockholders  share
                                         (in thousands, except per share data)
      As reported.....................   $(4,199)   $(3.28)   $(6,053)   $(4.57)
      Pro forma.......................    (4,201)    (3.28)    (6,066)    (4.58)

   For this purpose, the fair value of options at the date of grant were estimated using the minimum value method with the following assumptions: risk-free interest rate of 6.0% and 5.5% for 1998 and 1999, respectively; no dividend yield; no volatility factor; and a weighted-average expected life of the options of five years. However, because the determination of the fair value of all options granted after the Company becomes a publicly-traded entity will include an expected volatility factor, because most options vest over periods of up to four years and because additional option grants are expected to be made subsequent to September 30, 1999, the pro forma effects of applying the fair value method may be materially different in future years.

9. STOCK WARRANTS

   During the years ended September 30, 1998 and 1999, the Company issued warrants to purchase 658,293 and 319,425 shares of common stock, respectively, in connection with the issuance of a series of subordinated promissory notes. Each warrant expires ten years from the date of issuance and has an exercise price of $0.92 per share. The number of shares and the exercise price are subject to anti-dilution adjustments. In the event that the Company is obligated to redeem all or any portion of the Preferred Stock, the Company must concurrently redeem an equivalent portion of these warrants. The fair value of the warrants on the date of issue of approximately $588,000 and $608,000 for the warrants issued in fiscal year 1998 and 1999, respectively, was recorded in additional paid-in capital and interest expense over the estimated life of the notes.

                             NETWORK ENGINES, INC.

   During the year ended September 30, 1999, the Company entered into agreements with the holders of the 1998 subordinated promissory notes whereby the warrants originally issued were reduced from the right to purchase 658,293 shares of common stock to 438,450 shares of common stock. Also, during the year ended September 30, 1999, the Company issued warrants to purchase 82,500 shares of common stock to some of the holders of Series C Preferred, in connection with that financing. Each warrant expires ten years from the date of issuance and has an exercise price of $0.92 per share. The number of shares and the exercise price are subject to anti-dilution adjustments. In the event the Company is obligated to redeem all or any portion of the Preferred Stock, the Company must concurrently redeem an equivalent portion of these warrants. The fair value of the warrants of approximately $157,000 was recorded as a discount on the Series C Preferred and in additional paid-in capital.

   Prior to October 1, 1997, the Company issued warrants for the right to purchase 99,795 shares of common stock. These warrants have exercise prices which range from $0.18 per share to $1.33 per share and expire at various dates between August 31, 2002 and February 23, 2003. These warrants, which were issued in connection with notes payable, were determined to have an aggregate value of $41,000 on the various dates of grant and were recorded in additional paid-in capital and interest expense over the life of the related notes payable.

   As of September 30, 1999, the Company had reserved 940,170 shares of common stock for the exercise of all of the Company's outstanding warrants.

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

   As of September 30, 1999, the Company had five months remaining on its corporate headquarters lease. This lease provides for base rent and certain additional expenses such as utilities and taxes. The Company also leases sales offices in Virginia and California. These additional office leases expire during fiscal year 2000. Extensions of sales office leases will be executed as needed. Rent expense was approximately $18,000, $37,000 and $50,000 for the years ended September 30, 1997, 1998 and 1999, respectively. As of September 30, 1999, the future noncancelable lease payments on all committed operating leases were $23,502 for the year ended September 30, 2000.

 Capital Leases

   The Company leases certain furniture, equipment and software under non-cancelable capital leases. The lease terms range from 36 to 60 months and have interest rates of 12% to 15.5%. As of September 30, 1999, the required monthly installment of principal and interest for all capital leases was approximately $6,000.

                             NETWORK ENGINES, INC.

   Future minimum lease payments under all noncancelable capital leases as of September 30, 1999 were as follows (in thousands):

      Year ended September 30,
      2000................................................................. $ 74
      2001.................................................................   74
      2002.................................................................   61
      2003.................................................................   13
                                                                            ----
      Total payments.......................................................  222
      Less amounts representing interest...................................   42
                                                                            ----
      Present value of future minimum payments.............................  180
      Less amounts due within one year.....................................   48
                                                                            ----
      Long-term portion.................................................... $132
                                                                            ====

Contingencies

   As a normal incidence of the nature of the Company's business, various claims, charges and litigation have been asserted or commenced against the Company arising from or related to employee relations. Management does not believe these claims will have a material adverse effect of the financial position or results of operations of the Company.

11. INCOME TAXES

   Due to the loss incurred during fiscal years 1997, 1998 and 1999, the Company did not record a provision for any federal or state income taxes in those years. The following is a reconciliation between the amount of the Company's income taxes utilizing the U.S. federal statutory rate and the Company's actual provision for income taxes for the years ended September 30, 1997, 1998 and 1999 (in thousands):

                                                      1997    1998     1999
      At U.S. federal statutory rate................. $(393) $(1,428) $(1,781)
      State taxes, net of federal effect.............   (92)    (261)    (381)
      Research and development credits...............   (17)     (20)     (92)
      Non-deductible stock option compensation
       charge........................................   --       --        43
      Non-deductible expenses and other charges......     1      132     (103)
      Effect of change in valuation allowance........   501    1,577    2,314
                                                      -----  -------  -------
      Provision for income taxes..................... $ --   $   --   $   --
                                                      =====  =======  =======

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                             NETWORK ENGINES, INC.

purposes. As of September 30, 1998 and 1999, net deferred tax assets consisted of the following (in thousands):

                                                                1998     1999
      Net operating losses.................................... $ 1,795  $ 2,690
      Tax credit carryforwards................................      86      238
      Capitalized research and engineering....................     --     1,227
      Temporary differences...................................     298      338
                                                               -------  -------
      Total deferred tax asset................................   2,179    4,493
      Valuation allowance.....................................  (2,179)  (4,493)
                                                               -------  -------
      Net deferred tax asset.................................. $   --   $   --
                                                               =======  =======

   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, as of September 30, 1998 and 1999, a valuation allowance was recorded for the full amount of the deferred tax asset due to the uncertainty of their realization.

   As of September 30, 1999, the Company had net operating loss carryforwards for both federal and state income tax purposes of approximately $6.7 million, which expire at various dates through 2019 and 2004, respectively. The Company also has available research and development credits for federal and state income tax purposes of approximately $140,000 and $109,000, respectively, which expire at various dates through 2014.

12. EMPLOYEE SAVINGS PLAN

   The Company sponsors a savings plan for its employees, who meet certain eligibility requirements, which is designed to be a qualified plan under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company does not contribute to the plan.

13. SUBSEQUENT EVENTS

 Series D Preferred Stock Offering

   On December 20, 1999, the Company issued 3,581,554 shares of Series D redeemable convertible preferred stock ("Series D Preferred"), for proceeds to the Company of $25,250,000, prior to any fees or offering costs.

   Each share of Series D Preferred is convertible at any time at the option of the holder into one share of common stock, subject to anti-dilution adjustments, as defined. Each share of Series D Preferred will automatically be converted into shares of common stock upon the closing of an initial public offering of the Company's common stock at a price per share of at least $17.625 and proceeds to the Company of at least $30,000,000.

                             NETWORK ENGINES, INC.

   Each share of Series D Preferred entitles the holder to the number of votes equal to the number of shares of common stock issuable upon conversion. The Series D Preferred holders have the right to receive cumulative dividends, when and if declared by the Board of Directors, at a rate of $0.6345 per share per annum. If the Company pays less than the total amount of dividends then accrued, such payment will be made first to the holders of Series D Preferred and Series C Preferred on a pro-rata basis until paid in full before any payments are made to the holders of Series B Preferred and Series A Preferred.

   The Series D Preferred has a liquidation preference of $7.05 per share plus all declared and unpaid dividends. If the Company distributes less than the total liquidation preference, such payments will be made first to the holders of Series D Preferred and Series C Preferred on a pro-rata basis until paid in full before any payments are made to holders of Series B Preferred and Series A Preferred. Both the holders Series D Preferred and Series C Preferred participate ratably, as if converted into shares of common stock, with holders of common stock up to a maximum of four times their respective purchase price per share. However, if the amount of net assets to be distributed to common shareholders is greater than four times the Series D Preferred and Series C Preferred purchase price, then the holders of Series D Preferred and Series C Preferred will be liquidated as if converted into shares of common stock.

   The Series D Preferred has a redemption provision that is substantially identical to the Series C Preferred except that the Series D Preferred will be redeemed prior to the Series C Preferred. The redemption option for all series of Preferred Stock begins on the fourth anniversary of the Series D Preferred closing and will extend to the time of a public offering. After the affirmative election of redemption and payment to all holders of Series D Preferred, the holders of Series C Preferred, Series B Preferred and Series A Preferred may elect to redeem all or a portion, but not less than one-third, of their shares.

   The Series D Preferred has the same pre-emptive rights as the Series C Preferred and has anti-dilution protection. In connection with the Series D Preferred offering, the Company increased the number of authorized shares of common stock to 16,000,000.

 Litigation

   On December 29, 1999, a former employee commenced a lawsuit against the Company, a current officer and director and a former officer and director for unlawful termination of employment. Although the Company intends to vigorously defend these claims, an adverse resolution could have a material impact of the Company's future results of operations.

                             NETWORK ENGINES, INC.

 Office Leases

   During October and November 1999, the Company entered into operating leases for its new corporate headquarters located in Massachusetts and additional sales offices located in New York, Virginia and California. The term of the lease for the corporate headquarters is five years, plus an additional five-month commitment for temporary office space. The sales offices all have commitment terms of three months or less. The total noncancelable lease payments for all new committed operating leases are approximately $3,028,000 over the next five years.

 Increase of Authorized Shares of the 1999 Plan

   In March 2000, the Company's Board of Directors approved, subject to shareholder approval, an increase of 1,320,000 in the number of shares authorized under the 1999 Plan.

 Line of Credit

   In April 2000, the Company amended its equipment line of credit to provide for an additional amount of $2,000,000 and to provide a working capital revolving line of credit of $4,000,000. The additional equipment line amount is separated into two consecutive six-month borrowing periods for $1,000,000 beginning on the date of amendment. The equipment line amount has an interest rate of prime plus 1.25%, which is payable monthly. Any outstanding balances at the end of each of the equipment line borrowing periods will be repaid in 36 equal monthly installments. The working capital line of credit bears interest at prime plus 1% and matures in April 2001.

   [The inside back cover includes a picture of a cluster of five of our WebEngine Roadster products. Above the picture appears the following text:
"Scalable Internet Server Appliances." Below the picture appears our logo.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [LOGO OF NETWORKENGINES]

                               Shares of Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                          Donaldson, Lufkin & Jenrette

                             Dain Rauscher Wessels

                               Robertson Stephens

                                 DLJdirect Inc.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until          , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in its offering and when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $22,770
   NASD filing fee.....................................................   9,125
   Nasdaq National Market listing fee..................................
   Printing and engraving expenses.....................................
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Blue Sky fees and expenses (including legal fees)...................
   Transfer agent and registrar fees and expenses......................
   Miscellaneous.......................................................
                                                                        -------
       Total...........................................................
                                                                        =======

   The Registrant will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Second Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Second Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and 3.4 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below:

     (a)  Issuances of Capital Stock:

  . On April 9, 1997, we sold to Pioneer Ventures Limited Partnership and Pioneer Ventures Limited Partnership II an aggregate of 185,250 shares of series A convertible preferred stock for $1,000,000.

  . On January 7, 1998, we sold to Mr. Kirshy 90,000 shares of our common stock, subject to a stock restriction agreement, for $16,499.97.

  . On January 13, 1999, we sold to Pioneer Ventures Limited Partnership and Pioneer Ventures Limited Partnership II an aggregate of 357,142 shares of series B convertible preferred stock for $2,749,993.40.

  . On January 13, 1999, we sold to existing and new investors an aggregate of 721,733 shares of series C convertible participating preferred stock for $5,557,344.10. On June 30, 1999, we sold to existing and new investors an additional 401,816 shares of series C convertible participating preferred stock for $3,093,983.20.

  . On November 18, 1999, we sold to Mr. Genovesi, Mr. Blaeser and Mr. Kirshy an aggregate of 255,000 shares of our common stock, subject to stock restriction agreements, for $153,000.

  . On December 20, 1999, we sold to existing and new investors an aggregate of 3,581,554 shares of series D convertible participating preferred stock for $25,249,955.70.

    (b) Issuances of Warrants. On the following dates we issued warrants to purchase the following number of shares of our common stock at an exercise price of $0.91667:

  . October 16, 1997, 55,575 shares. On December 8, 1998, the number of shares of common stock underlying these warrants was revised to equal 111,000.

  . January 30, 1998, 41,682 shares. On December 8, 1998, the number of shares of common stock underlying these warrants was revised to equal 83,250.

  . May 21, 1998, 11,115 shares. On December 8, 1998, the number of shares of common stock underlying these warrants was revised to equal 22,200.

  . June 4, 1998, 44,460 shares. On December 8, 1998, the number of shares of common stock underlying these warrants was revised to equal 88,800.

  . August 12, 1998, 63,825 shares. On December 8, 1998, the number of shares of common stock underlying these warrants was revised to equal 127,650.

  . September 8, 1998, 2,775 shares. On December 8, 1998, the number of shares of common stock underlying this warrant was revised to equal 5,550.

  .  November 2, 1998, 19,425 shares.

  .  December 8, 1998, 300,000 shares.

  .  January 13, 1999, 82,500 shares.

    (c) Certain Grants and Exercises of Stock Options. The Registrant's 1999 Stock Incentive Plan was approved by the Board of Directors in October 1999, subject to stockholder approval. As of March 31, 2000, options to purchase 398,840 shares of common stock had been exercised for a consideration of $38,610 under the Registrant's 1999 Stock Incentive Plan and options to purchase 1,417,407 shares of common stock were outstanding under the Registrant's 1999 Stock Incentive Plan.

    (d) Certain Issuances of Promissory Notes. On the following dates, the Registrant issued promissory notes in the following aggregate amounts each at an interest rate of 10% per year:

  .  October 16, 1997, $1,000,000.

  .  January 30, 1998, $750,000.

  .  May 21, 1998, $200,000.

  .  June 4, 1998, $800,000.

  .  August 12, 1998, $1,150,000.

  .  September 8, 1998, $50,000.

  .  November 2, 1998, $350,000.

  .  December 8, 1998, $750,000.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits:

 Exhibit
   No.                                 Description
  *1.1   Form of Underwriting Agreement
   3.1   Amended and Restated Certificate of Incorporation of the Registrant
  *3.2   Form of Second Amended and Restated Certificate of Incorporation of
         the Registrant, to be filed upon the closing of this offering
   3.3   By-Laws of the Registrant
  *3.4   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering
  *4.1   Specimen common stock certificate
   4.2   Provisions of the Second Amended and Restated Certificate of
         Incorporation and Amended and Restated By-Laws of the Registrant
         defining the rights of holders of common stock of the Registrant
         (included in Exhibits 3.1, 3.2, 3.3 and 3.4)
  *5.1   Opinion of Hale and Dorr LLP
  10.1   Lease for 15 Dan Road, Canton, Massachusetts
  10.2   The Registrant's 1999 Stock Incentive Plan
  10.3   Form of Incentive Stock Option Agreement under the Registrant's 1999
         Stock Incentive Plan
 *10.4   The Registrant's 2000 Employee Stock Purchase Plan
 *10.5   The Registrant's 2000 Director Stock Option Plan
  10.6   Investor Rights Agreement, dated December 20, 1999, among the
         Registrant and certain investors in our preferred stock and warrants
  10.7   Voting Trust Agreement, dated October 1, 1995 among Mr. Genovesi and
         Ms. Smith, as trustees, and members of their families.
  10.8   Restricted Stock Agreement with Lawrence Genovesi, dated November 18,
         1999, under the 1999 Stock Incentive Plan
  10.9   Restricted Stock Agreement with Dennis Kirshy, dated January 7, 1998, under the 1997 Stock Incentive Plan
  10.10  Restricted Stock Agreement with Dennis Kirshy, dated November 18,
         1999, under the 1999 Stock Incentive Plan
  10.11  Restricted Stock Agreement with John Blaeser, dated November 18, 1999, under the 1999 Stock Incentive Plan
 *10.12  P6000 Asset Purchase Agreement between the Registrant and Copernicus
         Systems, Inc.
  10.13  Loan Modification Agreement, dated as of April 5, 2000, between the
         Registrant and Silicon Valley Bank
 *23.1   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  23.2   Consent of PricewaterhouseCoopers LLP

  24.1 Powers of Attorney (see page II-6)
  27.1 Financial Data Schedule
  27.2 Financial Data Schedule
  27.3 Financial Data Schedule
  27.4 Financial Data Schedule
  27.5 Financial Data Schedule

---------------------
* To be filed by amendment.

    (b) Financial Statement:

   Schedule II -- Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Randolph, Massachusetts, on this 7th day of April, 2000.

                                          NETWORK ENGINES, INC.


                                          By   /s/ Lawrence A. Genovesi
                                          _____________________________________
                                                  Lawrence A. Genovesi
                                            Chairman of the Board, President,
                                            Chief Executive Officer and Chief
                                                   Technology Officer

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers, directors and authorized representatives of Network Engines, Inc. hereby severally constitute and appoint Lawrence A. Genovesi, Douglas G. Bryant and Philip P. Rossetti, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Network Engines, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date


     /s/ Lawrence A. Genovesi        Chairman of the Board of        April 7, 2000
____________________________________ Directors, President, Chief
       Lawrence A. Genovesi          Executive Officer and Chief
                                     Technology Officer
                                     (Principal Executive Officer)



      /s/ Douglas G. Bryant          Chief Financial Officer         April 7, 2000
____________________________________ (Principal Financial
         Douglas G. Bryant           Officer)

             Signature                           Title                    Date


/s/  John A. Blaeser                 Director                        April 7, 2000
____________________________________
   John A. Blaeser



/s/  Lawrence Kernan                 Director                        April 7, 2000
____________________________________
   Lawrence Kernan



/s/  Dennis A. Kirshy                Director                        April 7, 2000
____________________________________
   Dennis A. Kirshy



/s/  Frank M. Polestra               Director                        April 7, 2000
____________________________________
   Frank M. Polestra



/s/  Michael H. Shanahan             Director                        April 7, 2000
____________________________________
   Michael H. Shanahan



/s/  Robert M. Wadsworth             Director                        April 7, 2000
____________________________________
   Robert M. Wadsworth

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
  *1.1   Form of Underwriting Agreement
   3.1   Amended and Restated Certificate of Incorporation of the Registrant
  *3.2   Form of Second Amended and Restated Certificate of Incorporation of
         the Registrant, to be filed upon the closing of this offering
   3.3   By-Laws of the Registrant
  *3.4   Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering
  *4.1   Specimen common stock certificate
   4.2   Provisions of the Second Amended and Restated Certificate of
         Incorporation and Amended and Restated By-Laws of the Registrant
         defining the rights of holders of common stock of the Registrant
         (included in Exhibits 3.1, 3.2, 3.3 and 3.4)
  *5.1   Opinion of Hale and Dorr LLP
  10.1   Lease for 15 Dan Road, Canton, Massachusetts
  10.2   The Registrant's 1999 Stock Incentive Plan
  10.3   Form of Incentive Stock Option Agreement under the Registrant's 1999
         Stock Incentive Plan
 *10.4   The Registrant's 2000 Employee Stock Purchase Plan
 *10.5   The Registrant's 2000 Director Stock Option Plan
  10.6   Investor Rights Agreement, dated December 20, 1999, among the
         Registrant and certain investors in our preferred stock and warrants
  10.7   Voting Trust Agreement, dated October 1, 1995 among Mr. Genovesi and
         Ms. Smith, as trustees, and members of their families.
  10.8   Restricted Stock Agreement with Lawrence Genovesi, dated November 18,
         1999, under the 1999 Stock Incentive Plan
  10.9   Restricted Stock Agreement with Dennis Kirshy, dated January 7, 1998, under the 1997 Stock Incentive Plan
  10.10  Restricted Stock Agreement with Dennis Kirshy, dated November 18,
         1999, under the 1999 Stock Incentive Plan
  10.11  Restricted Stock Agreement with John Blaeser, dated November 18, 1999, under the 1999 Stock Incentive Plan
 *10.12  P6000 Asset Purchase Agreement between the Registrant and Copernicus
         Systems, Inc.
  10.13  Loan Modification Agreement, dated as of April 5, 2000, between the
         Registrant and Silicon Valley Bank
 *23.1   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  23.2   Consent of PricewaterhouseCoopers LLP
  24.1   Powers of Attorney (see page II-6)
  27.1   Financial Data Schedule
  27.2   Financial Data Schedule
  27.3   Financial Data Schedule
  27.4   Financial Data Schedule
  27.5   Financial Data Schedule

---------------------
* To be filed by amendment.